Exhibit 99.1

Notice of Convocation of the Extraordinary General Meeting of Shareholders

Date and time

2 p.m. on November 21, 2022 (Monday) (Reception will open at 1 p.m.)

Please note that the start time is different from the previous General Meeting of Shareholders.

Venue

2-21-1 Shibuya, Shibuya-ku, Tokyo

Hikarie Hall, Shibuya Hikarie 9th floor

Table of Contents

Notice of Convocation of the Extraordinary General Meeting of Shareholders	1

Reference Documents for the General Meeting of Shareholders	3

Arrangement for the Abolition of the Shareholder Benefit Program	26

Q&A - Frequently Asked Questions	28

Matters to be resolved

Proposal No. 1   Approval of the Share Exchange Agreement between the Company and Tokyu Corporation

Proposal No. 2   Partial Amendment to the Articles of Incorporation

At this Extraordinary General Meeting of Shareholders, we will not provide a gift of shareholder benefit points to shareholders who conduct an early exercise of voting rights or attend on the day, as we arranged at the past ordinary general meetings of shareholders. We sincerely ask for your understanding.

The share exchange described in this convocation notice involves securities of a foreign company. The share exchange is subject to disclosure requirements of a foreign country that are different from those of the United States. Financial statements included in this document, if any, have been prepared in accordance with foreign accounting standards that may not be comparable to the financial statements of United States companies.

It may be difficult for you to enforce your rights and any claim you may have arising under the U.S. federal securities laws, since the issuer is located in a foreign country and some or all of its officers and directors are residents of a foreign country. You may not be able to sue a foreign company or its officers or directors in a foreign court for violations of the U.S. securities laws. It may be difficult to compel a foreign company and its affiliates to subject themselves to a U.S. court’s judgment.

You should be aware that the parties to the share exchange may purchase securities otherwise than in connection with the share exchange, such as in the open market or through privately negotiated purchases.

This document has been translated from the Japanese-language original document for reference purposes only. In the event of any conflict or discrepancy between this document and the Japanese-language original, the Japanese-language original shall prevail in all respects.

Preventative measures against the spread of COVID-19

The Company would like to give priority to ensuring shareholders’ safety. To prevent the spread of COVID-19, we would like to convene the meeting by arranging infection-prevention measures. We would appreciate your cooperation.

Requests to shareholders

With regard to attending the General Meeting of Shareholders, considering the spread of COVID-19, please check the infection status and your health condition on the day and decide if you will attend or not.

In addition, please exercise your voting rights in advance in writing or via the Internet.

Requests to attendants

●	We would like to ask shareholders attending the meeting to sanitize their hands before entry and to keep wearing a mask during the event.

●	On the day, we will check the temperature of attendants at the reception. Please understand in advance that the entry of a person with certain health issues including a high temperature will be refused.

●	If we find an unwell shareholder, our staff may request the person to leave even after the entry to the venue. We would appreciate your understanding on this matter.

●	To prevent COVID-19, the seats will be positioned with a space between them, and the number of seats will be limited. Therefore, when the venue reaches capacity, we will refuse entry to any more people.

●	If there are significant changes in the operation of the General Meeting of Shareholders due to future conditions, we will make an announcement on our website for you to confirm.

(Our website) https://www.tokyu-rec.co.jp

(Security code: 9631)

November 4, 2022

24-4 Sakuragaoka-cho, Shibuya-ku, Tokyo

To Shareholders

TOKYU RECREATION CO.,LTD.

Shinzo Kanno, Representative Director and President

Notice of Convocation of the Extraordinary General Meeting of Shareholders

We appreciate your continued patronage.

We would like to announce the Extraordinary General Meeting of Shareholders to be held as follows.

Instead of physically attending the meeting, you may conduct an early exercise of voting rights in writing or via the Internet. Please refer to the Reference Documents for the General Meeting of Shareholders attached below, and exercise your voting rights by November 18, 2022 (Friday) at 6 p.m.

1	Date and time	2 p.m. on November 21, 2022 (Monday) (The reception will open at 1 p.m.) ※Please note that the start time is different from the previous General Meeting of Shareholders.
2	Venue	Hikarie Hall, Shibuya Hikarie 9th floor, 2-21-1 Shibuya, Shibuya-ku, Tokyo (Please refer to the map of the venue of the General Meeting of Shareholders at the end.)
3	Purpose	Matters to be resolved Proposal No. 1 Approval of the Share Exchange Agreement between the Company and Tokyu Corporation Proposal No. 2 Partial Amendment to the Articles of Incorporation

Disclosure via the Internet

●	Among the Reference Documents for the Notice of Convocation of the Extraordinary General Meeting of Shareholders, the Articles of Incorporation and the details of the financial statements, etc. for the most recent fiscal year of Tokyu Corporation are listed on our website (https://www.tokyu-rec.co.jp/) in accordance with laws, regulations and the provisions of Article 16 of the pre-amended Articles of Incorporation pursuant to Article 2, Paragraph 2 of Supplementary Provisions of the Articles of Incorporation of the Company. Therefore, it is not included in the Reference Documents for the Notice of Convocation of the Extraordinary General Meeting of Shareholders.

●	When an event that requires the amendment of the Reference Documents for the General Meeting of Shareholders occurs, the amended information shall be posted on our website (https://www.tokyu-rec.co.jp/).

Guidance on exercising voting rights

Reference Documents for the General Meeting of Shareholders

Proposal and references

Proposal No. 1	Approval of the Share Exchange Agreement between the Company and Tokyu Corporation

The Company and Tokyu Corporation (hereinafter referred to as "Tokyu") have decided to execute a share exchange (hereinafter referred to as the "Share Exchange") in which Tokyu will be the wholly owning parent company in the Share Exchange and the Company will be the wholly owned subsidiary in the Share Exchange, respectively, by a resolution of the Board of Directors of each company dated September 14, 2022. The Company and Tokyu executed a share exchange agreement (hereinafter referred to as the "Share Exchange Agreement") on the same day as follows.

Therefore, with this proposal, we would like to ask for your approval of the Share Exchange Agreement.

The Share Exchange is scheduled to take effect on January 1, 2023 after approval of the Share Exchange Agreement is obtained at this General Meeting of Shareholders, in the case of Tokyu Recreation, and through the simplified share exchange procedure pursuant to the main clause of Article 796, Paragraph 2 of the Companies Act (Act No. 86 of 2005, including subsequent revisions; the same shall apply hereinafter), without obtaining approval by resolution of a general meeting of shareholders, in the case of Tokyu.

If this proposal is approved, as of the effective date of the Share Exchange (scheduled for January 1, 2023), the Company shall become Tokyu’s wholly owned subsidiary. Prior to the effective date of the Share Exchange (scheduled for January 1, 2023), our common shares (hereinafter referred to as “Our Shares”) will be delisted from the Standard Market of the Tokyo Stock Exchange, Inc. (hereinafter referred to as "Tokyo Stock Exchange") as of December 29, 2022 (the final trading date will be December 28, 2022).

The reasons for the Share Exchange and an outline of the contents of the Share Exchange Agreement are as follows:

1.	Purpose of the Share Exchange

The Tokyu Group (a corporate group consisting of 224 companies and 5 legal entities with Tokyu as its core company (as of the end of March 2022)) aims to establish a trusted and beloved Tokyu brand under the group slogan of “Toward a Beautiful Age -Tokyu Group,” with the group philosophy of “Creating a beautiful living environment for our future” that responds to people's diverse values. Under this Group philosophy, Tokyu has been working to solve social issues through "Sustainable community development" since its foundation, but the social environment has changed drastically in recent years to an unprecedented degree. Given these changes in the environment, in addition to working on the “Sophistication of the Group's management structure” with a sense of speed, Tokyu has set forth our management stance and growth strategy through 2030 as the “Long-Term Management Initiative,” aiming to achieve both business growth and resolution of social issues for the promotion of sustainable management, by combining strategies by areas according to the characteristics and growth potential of each area both along the railway line and beyond, and strategies with business axes, such as transportation infrastructure (transportation business), urban development (real estate business), lifestyle creation (life service business) and hospitality (hotel and resort business).

Especially in urban development, Tokyu considers the entertainment business as an important function to survive intercity competition, and is working to create more attractive towns through the development of complex entertainment facilities. As part of this effort, Tokyu is promoting various measurements for the realization of the “Entertainment City Shibuya” in Shibuya, the most important base of the Tokyu Group.

On the other hand, the Company was established in 1946 as Shin Nihon Kogyo Co., Ltd., with its movie entertainment as its main business. After being listed on the Tokyo Stock Exchange in 1949, and joining the Tokyu Group in 1953, the company changed its name to Tokyu Recreation Co., Ltd. (current company name) in 1969, and has taken on the role of managing the entertainment business within the Tokyu Group. In particular, since becoming a consolidated subsidiary of Tokyu in 2016, while maintaining its independence as a listed company, the Company has further promoted a cooperative relationship with Tokyu as its consolidated subsidiary, and expanded its role in the entertainment field of the Tokyu Group. At present, the Company operates its business with three main pillars: the core imaging business, which mainly engages in movie entertainment; the life design business, which operates sports facilities, restaurants, retail stores and hotels; and the real estate business, centered on the leasing of buildings and residential houses. Based on its management philosophy of “Professional declaration to create dreams, impressions, and peace of mind together with customers!”, the Company strives to pursue customer satisfaction and increase corporate value, as well as has adopted the slogan of “Challenge for Change” under its management vision of “Toward a company designing an entertainment life,” aiming to create the next growth engine with a flexible attitude that is not bound by existing business models.

Under these circumstances, taking the opportunity of the Company becoming a consolidated subsidiary of the Tokyu Group in 2016, the two companies have strengthened and expanded the entertainment business of the Tokyu Group, focusing on the promotion of the development project of “Tokyu Kabukicho Tower” (scheduled to open in April 2023), which combines the movie entertainment business developed by the Company and the facility development capabilities of Tokyu, utilizing the strengths of both companies based on the cooperative relationship.

On the other hand, the spread of COVID-19 in recent years has significantly changed the sense of values people seek in entertainment, and given the importance of the entertainment business in the Tokyu Group mentioned above, the Tokyu Group recognizes that it is necessary to provide more attractive content with more sense of speed in order to respond to such diversifying needs of people.

Moreover, in our main imaging business, it is also required to explore new ways for movie theaters to respond to diversifying needs, not necessarily adhering to the conventional style of movie theater viewing, while utilizing it.

In order to strengthen and expand the entertainment business of the Tokyu Group in the future under this business environment, to respond to the rapid changes in the business environment described above, it is essential that the two companies work together by further strengthening the capital relationship between Tokyu, which has many customer contacts in halls and theaters in Shibuya and along the Tokyu-line, and the Company, which has extensive networks of entertainment-related companies and plays a central role in the entertainment business of the Tokyu Group. Furthermore, the Company has one of Japan's leading movie theater networks, and based on good relationships with each of its distributors, has been promoting new initiatives that look at the future of movie theaters, such as the development of non-movie digital content (Other Digital Stuff; called "ODS" for short) and making movie theaters multi-purposes. the Company also has many connections with entertainment-related companies, and has the potential for planning and development to attract and entertain customers from the viewpoint of entertainment in the “place” that Tokyu or the Tokyu Group owns or will acquire through development in the future. As a result, we have concluded that it is essential for the Tokyu Group to place the Company at the core for further growth of the entertainment business of the Tokyu Group for the differentiation in the intensifying intercity competition in order to win such competition.

However, under the current structure in which the Company has minority shareholders as a listed company, even if Tokyu intends to increase the corporate value of the Company by providing funds and know-how to the Company, there is a limit in realizing the above measures due to the structural conflict of interest between Tokyu and our minority shareholders. In addition, since these initiatives tend to incur advance investments, we believe that we will become able to make more flexible decisions on initiatives aimed at improving the corporate value of the Tokyu Group by delisting the Company and enabling flexible management that is not bound by short-term stock market valuations.

Therefore, by making the Company a wholly-owned subsidiary of Tokyu, we will be able to eliminate the structural conflict of interest between Tokyu and our minority shareholders, fully utilize the funds and know-how of Tokyu, utilize our know-how in Tokyu, establish a flexible and quick decision-making system at the Company as playing a central role in the entertainment business of the Tokyu Group, and secure financial flexibility. As a result, by promoting cooperation boldly and expeditiously to respond to substantial changes in the business environment, we believe that we will become able to further improve the corporate value of the Tokyu Group.

Moreover, the implementation of the Share Exchange is expected to bring benefits of not only a reduction in our listing costs but also even more active personnel exchanges than in the past. Therefore, we reached the conclusion that the implementation of the Share Exchange was the best option for both Tokyu and the Company, and Tokyu proposed the Share Exchange to the Company in late April 2022.

On the other hand, since the Company sees that the industry environment surrounding the Company and competition among companies have become even more severe, as people's values for entertainment have changed drastically and people's needs have become more diverse, in order for the Company to achieve sustainable growth, it is necessary to further increase the value of 109 Cinemas chains, which occupies an important position in our imaging business. To this end, as the Company believes that the “Opening of the cinema complex in Shibuya area,” which has an important value as the flagship store of the “Entertainment City Shibuya,” is an indispensable element, it is tackling this as an urgent and most important issue. In order to resolve these issues, in addition to securing flexibility in financing, it is essential to discuss terms and conditions with the landowners of the real estate that will be the development site and to promote business. Besides a strong financial base, we recognize that it is an effective means of resolving the above issues at the Company to further promote a cooperative system with Tokyu, which has abundant know-how in terms of negotiating terms and conditions with the landowners of real estate and promoting business.

In addition, given that the diversification of people's needs is expected to continue, and the industry environment surrounding the Company and competition among companies to become even more severe, the Company needs to consider new initiatives, such as those for responding to the entertainment industry that integrates real and virtual worlds, with an eye toward the metaverse era in the future. Accordingly, the Company recognizes that it is an effective means to consider in cooperation with Tokyu, which has the management resources and know-how for the “Place” (real) through the development of real estate, etc.

Under these circumstances, the Company has carefully considered the proposal from Tokyu and held multiple discussions between Tokyu and the Company as well.

As a result, the Company has come to recognize that the Share Exchange will contribute to the long-term improvement of the corporate value of the Company, due to the various merits of our becoming a wholly-owned subsidiary of Tokyu, including the creation of further group synergies, improved flexibility in management from enabling flexible decision-making not bound by short-term stock market valuations by becoming unlisted, and more efficient management from cost reduction along with delisting, as well as the improvement of the corporate value of the entire Tokyu Group; and that it is possible to provide the benefit of synergy from the Share Exchange to our shareholders through the delivery of Tokyu's common shares (hereinafter referred to as "Tokyu Shares"), which are the consideration for the Share Exchange.

As a result of the above, since Tokyu and the Company determined that it would be desirable for Tokyu to become the wholly owning parent company of the Company through the implementation of the Share Exchange and to promote cooperation between the two companies after establishing a flexible and quick decision-making system, we have decided the implementation of the Share Exchange by the resolution of the Board of Directors on September 14, 2022, respectively.

After the implementation of the Share Exchange, while basically maintaining the management structure of the Company, we will further strengthen cooperation between Tokyu and the Company, aiming to realize synergies through the cooperation with other businesses of Tokyu and the Tokyu Group and sharing know-how.

We believe that providing Tokyu Shares as the consideration of the Share Exchange is a desirable structure from the viewpoint of the interests of the shareholders in the Company, because the shareholders of the Company will continue to benefit from the growth of the Tokyu Group and the realization of the synergies expected to arise from the Share Exchange through the acquisition of Tokyu's common shares in the Share Exchange, while Tokyu's common shares can be traded on the Tokyo Stock Exchange Prime Market, which will ensure the opportunity to cash in any time after the Share Exchange.

2.      Contents of the Share Exchange Agreement

The contents of the Share Exchange Agreement are as follows:

Share Exchange Agreement (copy)

Tokyu Corporation (hereinafter referred to as “Tokyu”) and Tokyu Recreation Co., Ltd. (hereinafter referred to as “Tokyu Recreation”) shall agree as follows and conclude the Share Exchange Agreement (hereinafter referred to as the “Agreement”) on September 14, 2022 (hereinafter referred to as the “Conclusion Date”).

Article 1   Share exchange

In accordance with the provisions of this Agreement, Tokyu and Tokyu Recreation shall conduct a share exchange with Tokyu as the wholly owning parent company and Tokyu Recreation as the wholly owned subsidiary company after the share exchange (hereinafter referred to as the “Share Exchange”), and Tokyu shall acquire all shares issued by Tokyu Recreation (provided, however, that Tokyu Recreation’s shares owned by Tokyu shall be excluded; the same shall apply hereafter).

Article 2   Trade name and address of the wholly owning parent company and wholly owned subsidiary company after the share exchange

The trade name and address of Tokyu and Tokyu Recreation shall be as follows.

(1)Trade name of Tokyu (wholly owning parent company after the share exchange): Tokyu Corporation

Address: 5-6 Nampeidai-cho, Shibuya-ku, Tokyo

(2)Trade name of Tokyu Recreation (wholly owned subsidiary company after the share exchange): Tokyu Recreation Co., Ltd.

Address: 24-4 Sakuragaoka-cho, Shibuya-ku, Tokyo

Article   3     Effective date

The effective date of the Share Exchange (hereinafter referred to as the “Effective Date”) shall be January 1, 2023. Provided, however, that when a change of the Effective Date is required due to the process of the Share Exchange procedure or other reasons, Tokyu and Tokyu Recreation may change the Effective Date upon consultation and agreement in writing.

Article 4       Shares to be delivered through the Share Exchange and the allotment

1.	At the time of the Share Exchange, Tokyu shall allot and deliver the number of Tokyu common shares calculated based on the sum of Tokyu Recreation’s common shares owned multiplied by 3.60, as the replacement of the Tokyu Recreation’s common shares in possession, to the shareholders of Tokyu Recreation (provided, however, that this shall mean shareholders after the cancellation of treasury shares based on Article 8, excluding Tokyu; hereinafter referred to as the “Shareholders Eligible for the Allotment”) at the time immediately prior to the time (hereinafter referred to as the "Base Time") when Tokyu acquires all of the issued shares of Tokyu Recreation with the Share Exchange.

2.	For the Share Exchange, Tokyu shall allot 3.60 of Tokyu’s common shares per Tokyu Recreation common share in possession to replace Tokyu Recreation’s common shares to the Shareholders Eligible for the Allotment.

3.	When the number of Tokyu’s common shares allotted to each Shareholder Eligible for the Allotment by Tokyu based on the provisions of the two previous paragraphs contains a fraction less than one share, Tokyu shall process the fraction in accordance with Article 234 of the Companies Act and other related laws and regulations.

Article 5   Matters concerning the amount of Tokyu’s capital stock and reserve

The amount of Tokyu’s capital stock and reserve to be increased with the Share Exchange shall be determined appropriately and separately by Tokyu in accordance with the provisions of Article 39 of the Regulation on Corporate Accounting

Article 6    Share exchange approval procedure

1.	In accordance with the provisions of Article 796, Paragraph 2 of the Companies Act, Tokyu shall conduct the Share Exchange without obtaining approval by resolution of a general meeting of shareholders prescribed in Article 795, Paragraph 1 of the Companies Act. Provided, however, that if approval by resolution of Tokyu’s general meeting of shareholders is required pursuant to the provisions of Article 796, Paragraph 3 of the Companies Act, Tokyu shall convene a general meeting of shareholders prior to the Effective Date and request a resolution to approve the Agreement and other matters necessary for the Share Exchange.

2.	Prior to the Effective Date, Tokyu Recreation shall convene a general meeting of shareholders in accordance with the provisions of Article 783, Paragraph 1 of the Companies Act, and request a resolution to approve the Agreement and other matters necessary for the Share Exchange.

Article 7   Management of company’s assets, etc.

1.	Tokyu and Tokyu Recreation, by themselves or their subsidiaries, shall execute their duties and control and manage their assets with due care as a prudent manager from the Conclusion Date until the Effective Date. When a party is willing to conduct any act that may have a material impact on its properties or rights and obligations, or an act that has a significant influence over the execution of the Share Exchange or the terms and conditions of the Share Exchange, prior consultation with the other party shall be made and an agreement shall be reached before the execution.

2.	Tokyu and Tokyu Recreation shall not pay dividends of surplus whose record date or settlement date falls sometime between the Conclusion Date and the previous day of the Effective Date, excluding those defined in Paragraph 3 for Tokyu and those stipulated in Paragraph 4 for Tokyu Recreation.

3.	Notwithstanding the provisions of the preceding paragraph, Tokyu may pay dividends of surplus to the shareholders listed or recorded in the final shareholder registry as of September 30, 2022 to the extent that does not violate the provisions of laws and regulations. Provided, however, that when Tokyu changes the details of its own dividend forecast announced at the time of the conclusion of the Agreement, or decides an amount of dividend of surplus that does not match the details of the dividend forecast, it shall consult with Tokyu Recreation in advance.

4.	Notwithstanding the provisions of Paragraph 2, Tokyu Recreation may pay a dividend of surplus for each of the following items.

(1)	Dividend of surplus up to 15 yen per share (total 95,750,625 yen) to shareholders listed or recorded in the final register of shareholders as of June 30, 2022 with the effective date of September 27, 2022 that was resolved at the board of directors meeting dated August 9, 2022

(2)	Dividend of surplus up to 15 yen per share (total 95,750,625 yen) to shareholders listed or recorded in the final register of shareholders as of December 31, 2022

5.	When Tokyu Recreation pays the dividend of surplus stipulated in item 2 of the preceding paragraph, upon receiving Tokyu Recreation’s request, Tokyu shall approve the proposal relating to the surplus at Tokyu Recreation’s general meeting of shareholders to the extent that the details of the dividend of surplus do not violate the provisions of laws and regulations.

Article 8   Cancellation of treasury shares

Tokyu Recreation shall, by resolution of the Board of Directors held prior to the Effective Date, cancel all of its treasury shares held at the Base Time (including treasury shares acquired through the purchase of shares relating to the share purchase request exercised pursuant to the provisions of Article 785, Paragraph 1 of the Companies Act at the time of the Share Exchange).

Article 9   Changes to the terms and conditions of the Share Exchange and cancellation of the Agreement

1.	From the Conclusion Date to the Effective Date, if it becomes difficult for Tokyu and/or Tokyu Recreation to achieve the purpose of the Agreement due to significant changes in the assets or management conditions because of an act of God or other reasons, the occurrence of events that seriously disturb the execution of the Share Exchange, etc., Tokyu and Tokyu Recreation may discuss and agree on the cancellation of the Agreement or a change of the contents of the Agreement such as the terms and conditions of the Share Exchange.

2.	When a party breaches the terms and conditions of the Agreement between the Conclusion Date and the Effective Date, Tokyu or Tokyu Recreation may demand the other party’s fulfillment within a reasonable fixed period, and cancel the Agreement if the other party fails to do so within the period.

Article 10   Effectiveness of the Agreement

The Agreement shall be invalid if any of the following items apply.

(1)	When approval by resolution at Tokyu’s general meeting of shareholders is required pursuant to the provisions of the proviso of Article 6, Paragraph 1, and approval of the Agreement and other matters necessary for the Share Exchange is not obtained at Tokyu’s general meeting of shareholders prior to the Effective Date

(2)	When approval of the Agreement and other matters necessary for the Share Exchange is not obtained at Tokyu Recreation’s general meeting of shareholders pursuant to Article 6, Paragraph 2 prior to the Effective Date

(3)	When the acquisition of permission, approval etc. from the government agencies concerned, etc. or notification procedures to the authorities concerned, etc. is not completed in accordance with laws and regulations by the Effective Date

(4)	When the Agreement is terminated pursuant to provisions of the preceding Article

Article 11   Prohibition of transfer of status, etc. under this Agreement

Without the prior written consent of the other party, Tokyu or Tokyu Recreation may not transfer, inherit, or pledge all or part of their status under this Agreement or the rights or obligations under this Agreement to a third party.

Article 12   Governing law

The Agreement and all rights and obligations of Tokyu and Tokyu Recreation arising under or in connection with the Agreement shall be governed by and interpreted in accordance with the laws of Japan.

Article 13   Jurisdictional court

The Tokyo District Court shall be the exclusive agreed jurisdictional court for lawsuits concerning the Agreement and all rights and obligations of Tokyu and Tokyu Recreation arising under or in connection with the Agreement.

Article 14   Matters for consultation

In addition to what is provided for in the Agreement, matters required for the Share Exchange shall be determined by good faith consultation in accordance with the purpose of the Agreement. When any questions on the interpretation of the contents of the Agreement arise or it is required to make changes, Tokyu and Tokyu Recreation shall decide on the necessary measures after good faith consultation.

As proof of the conclusion of the Agreement, two copies of the Agreement shall be created, and each party shall hold a copy after affixing the names and seals of Tokyu and Tokyu Recreation thereon. September 14, 2022

Tokyu: 5-6 Nampeidai-cho, Shibuya-ku, Tokyo

Tokyu Corporation

Kazuo Takahashi, President & Director Seal

Tokyu Recreation: 24-4 Sakuragaoka-cho, Shibuya-ku, Tokyo

Tokyu Recreation Co., Ltd.

Shinzo Kanno, Representative Director and President Seal

3． Overview of the contents stipulated in Article 184, Paragraph 1 of the Ordinance for Enforcement of the Companies Act (excluding items 5 and 6)

(1)       Matters concerning the appropriateness of the consideration for the exchange

(Ⅰ)  Details of the allotment related to the Share Exchange

	Tokyu (Wholly owning parent company after the Share Exchange)	The Company (Wholly owned subsidiary company after the Share Exchange)
Allotment ratio of shares for the Share Exchange	1	3.60
Number of shares to be delivered through the Share Exchange	Common shares of Tokyu: 11,733,548 (planned)

(Note 1)             Allotment ratio of shares for the Share Exchange

For each Our Shares, 3.60 Tokyu shares will be allocated. However, no shares will be allotted through the Share Exchange for Our Shares held by Tokyu at the base time (defined below). In addition, the allotment ratio of shares for the Share Exchange described in the above table (hereinafter referred to as the "Share Exchange Ratio") may be changed by agreement after discussions between Tokyu and the Company in the event of a significant change in the conditions on which the calculation is based.

(Note 2)             Number of Tokyu Shares to be delivered through the Share Exchange

For the Share Exchange, Tokyu will allot and deliver the number of Tokyu Shares calculated based on the Share Exchange Ratio to the shareholders of the Company (provided, however, that this shall mean shareholders after the cancellation of treasury shares as described below, excluding Tokyu) at the time immediately prior to the time (hereinafter referred to as the "Base Time") when Tokyu acquires all of the issued shares of the Company (provided, however, Our Shares owned by Tokyu are excluded.), in lieu of Our Shares held by them. Tokyu will allot 11,733,548 treasury shares owned by it without issuing new shares.

Prior to the effective date of the Share Exchange, the Company will, by resolution of the Board of Directors, cancel all of its treasury shares held at the time immediately prior to the Base Time (including treasury shares acquired by the Company through the purchase of shares relating to the share purchase request exercised pursuant to the provisions of Article 785, Paragraph 1 of the Companies Act at the time of the Share Exchange). The total number of Tokyu Shares to be allotted through the Share Exchange may be revised in the future due to the acquisition or cancellation of treasury shares by the Company among others.

(Note 3)             Treatment of shares less than one unit

the Company shareholders who will own less than one unit of shares (less than 100 shares) of Tokyu through the Share Exchange may use the following system regarding Tokyu Shares. Shares less than one unit cannot be sold on financial instruments exchange markets.

(i) System for additional purchase of shares less than one unit (additional purchase to one unit (100 shares))

It is a system where shareholders who own less than one unit of Tokyu Shares may request that Tokyu sell the number of Tokyu Shares, which will constitute one unit (100 shares) together with their shares less than one unit, and purchase such shares additionally, pursuant to the provisions of Article 194, Paragraph 1 of the Companies Act and the Articles of Incorporation of Tokyu.

(ii) System for purchase of shares less than one unit (sale of shares less than one unit (100 shares))

It is a system where shareholders who own less than one unit of Tokyu Shares may request that Tokyu purchase their less than one unit of shares, pursuant to the provisions of Article 192, Paragraph 1 of the Companies Act.

(Note 4)             Treatment of fractions of less than one share

In accordance with the provisions of Article 234 of the Companies Act and other relevant laws and regulations, for the shareholders of the Company who are to receive the allotment of fractions of less than one (1) share of Tokyu Shares due to the Share Exchange, Tokyu will sell the number of Tokyu Shares equivalent to the total number of fractions (any fraction of less than one share in the total number shall be rounded down), and the proceeds of such sale will be distributed in proportion to the fractions.

(Ⅱ) Grounds, etc. for the Details of the Allotment related to the Share Exchange

(a) Grounds and reasons for the details of the allotment

As stated in 1. “Purpose of the Share Exchange,” Tokyu proposed the Share Exchange to the Company in late April 2022, and after serious discussions and negotiations between the two companies, it was determined that the implementation of the Share Exchange would not only contribute to the long-term enhancement of the corporate value of the Company, but also contribute to the enhancement of the corporate value of the entire Tokyu Group.

In order to ensure the fairness and appropriateness of the Share Exchange, including the Share Exchange Ratio described in (Ⅰ) “Details of the allotment related to the Share Exchange” above, we decided that Tokyu and the Company would separately request a third-party appraiser independent from both companies to calculate the Share Exchange Ratio, and receive legal advice from a legal advisor independent from both companies. In addition, Tokyu has selected Nomura Securities Co., Ltd. (hereinafter referred to as "Nomura Securities"), which is independent from both companies, and the Company selected Daiwa Securities Co., Ltd. (hereinafter referred to as "Daiwa Securities"), which is independent from both companies, respectively, as financial advisors and third-party appraisers, while Tokyu has selected Hashidate Law Corporation (hereinafter referred to as "HLC"), which is independent from both companies, and the Company selected TMI Associates, which is independent from both companies, respectively, as legal advisors.

Both companies have carefully reviewed the results of the calculation of the share exchange ratio to be used in the Share Exchange by the third-party appraiser selected by each company and the results of due diligence conducted on the counterparty based on the advice from the legal advisor, and have carefully discussed and negotiated the share exchange ratio on multiple occasions between the two companies while comprehensively taking into account factors such as the financial conditions, asset status and future prospects of each company.

Tokyu has determined that it is appropriate to conduct the Share Exchange based on the Share Exchange Ratio, after concluding that the Share Exchange Ratio is appropriate and will contribute to the interests of Tokyu's shareholders, as a result of careful discussions and examinations based on the valuation report on the share exchange ratio obtained from Nomura Securities, a third party appraiser, advice from HLC, a legal advisor, and the results of the due diligence conducted by Tokyu on the Company, as described in (d) "Measures to ensure fairness (including measures to avoid conflicts of interest)" below.

the Company has conducted careful discussions and examinations, based on the valuation report on the share exchange ratio obtained from Daiwa Securities, a third party appraiser, advice from TMI Associates, a legal advisor, the results of the due diligence conducted by the Company on Tokyu, and the report received from the Special Committee (hereinafter referred to as the “Special Committee") (Details are as described in (iii) “Acquisition of a report from the Special Committee with no interests in the Company” under (d) "Measures to ensure fairness (including measures to avoid conflicts of interest)" below.), which consists of independent members with no interest in Tokyu and the Company, as described in (d) "Measures to ensure fairness (including measures to avoid conflicts of interest)" below. As a result, the Company has determined that it is appropriate to conduct the Share Exchange based on the Share Exchange Ratio, after concluding that the Share Exchange Ratio is appropriate and will contribute to the interests of our minority shareholders.

As described above, both companies have reached the conclusion that the Share Exchange Ratio will benefit the interests of respective shareholders of Tokyu and the Company, and have therefore decided to conduct the Share Exchange in accordance with the Share Exchange Ratio by resolution of the Board of Directors of both companies as of September 14, 2022.

The Share Exchange Ratio may be changed by agreement after discussions between Tokyu and the Company in the event of a significant change in the conditions on which the calculation is based.

(b) Matters concerning calculation

（ⅰ）      Name of appraisers and relationship with both companies

Nomura Securities, which is a third-party appraiser of Tokyu, and Daiwa Securities, which is a third-party appraiser of the Company, are both independent appraisers of Tokyu and the Company, are not related parties to Tokyu and the Company, and do not have any material interests that should be stated in connection with the Share Exchange.

（ⅱ）    Outline of calculation

Nomura Securities used the average stock price method for calculation on Tokyu because its stock is listed on the Tokyo Stock Exchange Prime Market and the market stock price exists.

Considering various circumstances, including the conditions of stock markets, the average stock price method used the closing price of Tokyu Shares on the Tokyo Stock Exchange on the record date of September 13, 2022, which is the calculation record date, as well as the simple average closing price for the last five business days from September 7, 2022 to the record date, the simple average closing price for the last one month from August 15, 2022 to the record date, the simple average closing price for the last three months from June 14, 2022 to the record date, and the simple average closing price for the last six months from March 14, 2022 to the record date.

Regarding the Company, Nomura Securities performed its calculation using the average stock price method because its stock is listed on the Tokyo Stock Exchange Standard Market and the market stock price exists, and the discounted cash flow method (hereinafter referred to as the "DCF method") to reflect the status of future business activities in the evaluation.

Considering various circumstances, including the conditions of stock markets, the average stock price method used the closing price of Our Shares on the Tokyo Stock Exchange on the record date of September 13, 2022, which is the calculation record date, as well as the simple average closing price for the last five business days from September 7, 2022 to the record date, the simple average closing price for the last one month from August 15, 2022 to the record date, the simple average closing price for the last three months from June 14, 2022 to the record date, and the simple average closing price for the last six months from March 14, 2022 to the record date.

Under the DCF method, calculation was done for the Company by discounting future cash flows based on our financial forecasts for the period from the fiscal year ending December 2022 to the fiscal year ending December 2027 to their present value at a certain discount rate. The profit plan on which the calculation is based includes the fiscal years in which a significant increase or decrease in profit is expected. Specifically, Since the net sales is expected to be increased due to the effect of Tokyu Kabukicho Tower scheduled to be open in 2023 and the recovery in business performance from the deterioration of earnings caused by the spread of COVID-19, profit in the fiscal year ending December 2024 is expected to increase significantly compared to the previous fiscal year. These financial forecasts have been made without assuming the implementation of the Share Exchange.

The results of the calculation of the share exchange ratio, assuming that the stock value per Tokyu Share is one by each of the above valuation methods are as follows:

Adopted Method	Result of calculation of share exchange ratio
Average stock price method	2.91～3.15
DCF method	2.08～3.74

calculating the share exchange ratio, Nomura Securities assumes that the public information and all information provided to Nomura Securities are accurate and complete, and has not independently verified their accuracy and completeness. Regarding the assets and liabilities (including financial derivatives, off-book assets and liabilities, and other contingent liabilities) of Tokyu, the Company and their affiliated companies, Nomura Securities has not independently evaluated, appraised or assessed them, including the analysis and valuation of individual assets and liabilities, nor has requested appraisal or assessment by a third party. It is assumed that our financial forecasts (including profit plans and other information) have been reasonably reviewed or prepared based on the best and most sincere forecasts and judgments currently made by our management. Nomura Securities' calculations reflect information and economic conditions that Nomura Securities obtained through September 13, 2022. The sole purpose of Nomura Securities' calculation is to contribute to the review of the share exchange ratio by the body that determines the execution of duties of Tokyu.

On the other hand, Daiwa Securities used the stock price method for calculation on Tokyu because its stock is listed on the Tokyo Stock Exchange Prime Market and the market stock price exists.

Regarding the Company, Daiwa Securities performed its calculation using the stock price method because its stock is listed on the Tokyo Stock Exchange Standard Market and the market stock price exists, and the DCF method to reflect the status of future business activities in the evaluation.

The results of the calculation of the share exchange ratio, assuming that the stock value per Tokyu Share is one by each of the above valuation methods are as follows:

Adopted Method		Result of calculation of share exchange ratio
Tokyu	The Company
Stock price method	Stock price method	3.07～3.15
	DCF method	2.40～4.24

In the stock price method, with September 13, 2022 as the calculation record date, the simple average closing prices for the periods of one month, three month and six month ending on the record date were used.

Under the DCF method, calculation was done by discounting future cash flows, etc. based on our financial forecasts for the period from the fiscal year ending December 2022 to the fiscal year ending December 2027 to their present value at a certain discount rate. In the calculation of continuous value under the DCF method, perpetual growth approach was adopted. Specifically, the discount rate was calculated between 4.63% to 5.63% and the perpetual growth rate was calculated between 0.5% to 1.0% our financial forecasts, on which Daiwa Securities’ calculation is based when using the DCF method, includes the fiscal years in which a significant increase or decrease in profit is expected. Specifically, Since the net sales is expected to be increased due to the effect of Tokyu Kabukicho Tower scheduled to be open in 2023 and the recovery in business performance from the deterioration of earnings caused by the spread of COVID-19, profit in the fiscal year ending December 2024 is expected to increase significantly compared to the previous fiscal year.

In calculating the share exchange ratio, Daiwa Securities used materials and information provided by Tokyu and the Company and publicly available information, assumed that all materials and information analyzed and reviewed are accurate and complete, and has not independently verified the accuracy or completeness of these materials and information, nor assume any obligation to do so. Moreover, regarding the assets and liabilities (including contingent liabilities) of both companies and their affiliated companies, Daiwa Securities has not independently evaluated, appraised or assessed them, nor has requested evaluation, appraisal or assessment by a third party. Daiwa Securities has assumed that the business plans, financial forecasts and other forward-looking information provided by the Company have been prepared through a reasonable and appropriate procedures and based on the best currently available forecasts and judgments made by our management. Daiwa Securities has relied on such information without independent verification of the accuracy, appropriateness and feasibility of the business plan of the Company. The calculation of the share exchange ratio by Daiwa Securities is based on the financial, economic, market and other conditions as of September 13, 2022. Moreover, these financial forecasts have been made without assuming the implementation of the Share Exchange.

Daiwa Securities provided our Board of Directors with the valuation report dated September 13, 2022 regarding the exchange ratio for the Share Exchange.

(c)   Reason for choosing this type of asset as the consideration for the exchange

Tokyu and the Company chose the shares of Tokyu, which shall be the wholly owning parent company after the Share Exchange, as the consideration for Tokyu Recreation’s Share Exchange.

By using Tokyu shares as the consideration for the Share Exchange, shareholders will continue to benefit from the growth of the Tokyu Group and the realization of synergies expected to arise from the Share Exchange through the acquisition of Tokyu common shares with the Share Exchange, which is beneficial to the shareholders to the Company; moreover, we believe that providing Tokyu shares as the consideration for the Share Exchange is a desirable structure from the viewpoint of the interests of the shareholders of the Company, because Tokyu’s common shares will be able to be traded on the Tokyo Stock Exchange Prime Market, which will ensure an opportunity to cash in any time after the Share Exchange.

After delisting, Our Shares will no longer be traded on the Tokyo Stock Exchange Standard Market. Even after Our Shares are delisted, the Tokyu Shares to be delivered as consideration for the Share Exchange will be listed on the Tokyo Stock Exchange Prime Market and will be able to be traded on the Tokyo Stock Exchange Prime Market even after the effective date of the Share Exchange. Therefore, we believe that shareholders who hold 28 shares or more of Our Shares at the Base Time and who are to receive the allotment of 100 or more Tokyu Shares, which is the number of shares constituting one (1) unit of Tokyu Shares, will secure the liquidity of their shares, although some shareholders may receive the allotment of Tokyu Shares of less than one (1) unit of shares, depending on the number of Our Shares they hold as one (unit) or more Tokyu share can be traded on the Tokyo Stock Exchange Prime Market.

However, shareholders who hold less than 28 Our Shares s at the Base Time will be allotted Tokyu Shares that are less than one unit of shares. Shares less than one unit cannot be sold on the Tokyo Stock Exchange Prime Market. However, shareholders may use the system for additional purchase of Tokyu shares less than one unit or purchase of shares less than one unit if they so wish. For details of the treatment of these shares, please refer to (Note 3) "Treatment of Shares Less than One Unit" in (Ⅰ) " Details of the allotment related to the Share Exchange " above.

Moreover, for details on the treatment of fractions of less than one share arising from the Share Exchange, please refer to (Note 4) "Treatment of Fractions of Less than One Share" in (Ⅰ) " Details of the allotment related to the Share Exchange " of (1)" Matters concerning the appropriateness of the consideration for the exchange " above.

The holders of Our Shares may continue to trade their Our Shares in the Standard Market of the Tokyo Stock Exchange until December 28, 2022 (scheduled), the final trading day, and may exercise their lawful rights stipulated in the Companies Act and other relevant laws and regulations until the Base Time.

(d)  Measures to ensure fairness (including measures to avoid conflicts of interest)

Tokyu and the Company have implemented the following measures to ensure fairness (including measures to avoid conflicts of interest), judging that it is necessary to ensure fairness of the Share Exchange because the Company falls under a consolidated subsidiary of Tokyu: As of today, Tokyu owns 3,124,056 Our Shares (Ratio to the number of issued shares 6,387,494 as of June 30, 2022, less the number of treasury shares 4,119 as of that date (6,383,375)(hereinafter referred to as "Ownership Ratio") is 48.94% (Figures are rounded to two decimal places: Same as below.)), and combining with indirect holdings through Tokyu's subsidiaries Tokyu Store Chain Co., Ltd., Tokyu Agency Inc., Tokyu Property Management Co., Ltd., Central Foods Co., Ltd., Tokyu Architects & Engineers Incorporated and Ueda Kotsu Corporation (Tokyu Store Chain Co., Ltd., holds 34,800 shares, Tokyu Agency Inc., 26,688 shares, Tokyu Property Management Co., Ltd., 7,813 shares, Central Foods Co., Ltd., 3,800 shares, Tokyu Architects & Engineers Incorporated 2,789 shares, and Ueda Kotsu Corporation 420 shares, for a total of 76,310 shares with the Ownership Ratio of 1.20%), owns 3,200,366 Our Shares in total (Ownership Ratio of 50.14%).

(ⅰ) Acquisition of a valuation report from an independent third-party appraiser

Tokyu selected Nomura Securities, which is independent from both companies, and the Company selected Daiwa Securities, which is independent from both companies, respectively, as a third-party appraiser, and obtained a valuation report on the share exchange ratio as of September 13, 2022, respectively. Fees for Nomura Securities include contingent fee paid on the condition that the Share Exchange is completed, etc. Moreover, fees for Daiwa Securities include contingent fee paid on the condition that the Share Exchange is completed, etc. For the summary of the valuation report, please refer to (b) "Matters concerning calculation " above.

Neither Tokyu nor the Company has obtained an opinion (fairness opinion) from the respective third-party appraiser that the Share Exchange Ratio is fair or appropriate from a financial point of view.

(ⅱ) Advice from an independent law firm

Tokyu has selected HLC as its legal advisor and received legal advice from HLC regarding various procedures for the Share Exchange and the method, process, etc. of Tokyu's decision-making. HLC is independent of Tokyu and the Company and has no material interest in Tokyu and the Company.

On the other hand, the Company has selected TMI Associates as its legal advisor and received legal advice from TMI Associates regarding various procedures for the Share Exchange and the method, process, etc. of our decision-making. TMI Associates is independent of Tokyu and the Company and has no material interest in Tokyu and the Company.

(ⅲ) Acquisition of a report from the Special Committee with no interests in the Company

On May 12, 2022, the Company established a special committee consisting of three members: Mr. Nobumitsu Yoshimoto (certified public accountant, Yoshimoto Nobumitsu Certified Tax Accountant Office), Mr. Noriyuki Tada and Ms. Hiroko Nakayama, with no interest in Tokyu, who were outside directors of the Company and had been registered as independent directors with the Tokyo Stock Exchange, for the purpose of ensuring careful decision making by the Company regarding the Share Exchange, ensuring the fairness of the Board of Directors of the Company on by eliminating the possibility of arbitrariness and conflicts of interest in the decision-making process of the Board, and confirming that the decision to conduct the Share Exchange at the Board of Directors meeting would not be disadvantageous to the minority shareholders of the Company. The remuneration of the members of the Special Committee shall be a fixed amount regardless of the content of the report as the consideration for their duties, and does not include the contingent fee paid on the condition of the completion of the Share Exchange, etc.

the Company consulted with the Special Committee on: (a) matters concerning the reasonableness of the purpose of the Share Exchange (including whether the Share Exchange would contribute to the enhancement of our corporate value); (b) matters concerning the appropriateness of the terms and conditions of the Share Exchange (including appropriateness of implementation method and type of consideration of the Share Exchange); (c) matters concerning the fairness of the procedures of the Share Exchange (including consideration of the extent to which what measures should be taken to ensure fairness); and (d) the confirmation that the Share Exchange would not be disadvantageous to the minority shareholders of the Company, based on (a) through (c) above. Moreover, the Company has decided that it will respect the opinion of the Special Committee to the maximum extent possible when making decisions regarding the Share Exchange, and if the Special Committee determines that the terms of the Share Exchange are not appropriate, the Company will not make a decision to implement the Share Exchange, while in negotiating the terms and conditions of the Share Exchange with Tokyu, the Company will report the status of negotiations to the Special Committee in a timely manner and receive opinions, instructions and requests from the Committee at important phases. Furthermore, the Company has granted the Special Committee the authority to: (I) conduct investigation regarding the Share Exchange (including asking the Company officers, employees, or the Company advisors involved in the Share Exchange questions and seeking explanations on matters necessary for the consideration of the consulted matters.); (II) request the Company to (A) communicate any proposal made by the Special Committee or any other opinion or question to the other party, and (B) set up opportunities for the Special Committee itself to consult with Tokyu (including its officers, employees and its advisors involved in the Share Exchange); (III) not approve an advisor appointed by the Company if the Special Committee judges that there is a problem with the independence of the advisor, and in such case, make the Company respect the Committee's intention to the maximum extent possible; and (IV) appoint an advisor of its own at our expense if the Committee finds it particularly necessary.

From May 18, 2022 to September 13, 2022, the Special Committee met for a total of 11 times, for a total of approximately 13 hours. Outside the meeting, the Committee expressed its views and collected information via e-mail, etc., and deliberated carefully on the consulted matters, by having consultations at any time as necessary. Specifically, the Committee confirmed that neither of Daiwa Securities, the financial advisor and third-party appraiser, and TMI Associates, the legal advisor, appointed by the Company have any problems with their independence and expertise, and approved their appointment. Subsequently, after sending a questionnaire to Tokyu regarding the purpose of the Share Exchange, etc., the Committee received explanations from Tokyu on the purpose of the Share Exchange, the background and history of the Share Exchange, the reason for choosing share exchange, the management policy after the Share Exchange, and the treatment of employees, and then held a Q&A session. Moreover, the Committee received advice from TMI Associates, a legal advisor to the Company, regarding the decision-making method of our Board of Directors regarding the Share Exchange, the operation of the Special Committee, and other measures to ensure the fairness of the procedures relating to the Share Exchange, and measures to avoid conflicts of interest, as well as an explanation on the results of legal due diligence on Tokyu, and then held a Q&A session. Furthermore, the Committee received an explanation on the results of the financial and tax due diligence from Grant Thornton Yamada & Partners, which had conducted financial and tax due diligence on Tokyu at our request, and then held a Q&A session. In addition, the Committee received explanations from Daiwa Securities, our financial advisor and third-party appraiser, regarding the method and results of calculation of the allotment ratio of shares for the Share Exchange, and held a Q&A session to verify the reasonableness of the calculation. Moreover, the Special Committee, in response to advice from Daiwa Securities and TMI Associates, established the negotiation policy for the allotment ratio of shares and other matters relating to the Share Exchange, and received reports on the details of the negotiation from time to time and gave instructions as necessary, thereby substantially engaging in negotiations with Tokyu.

After careful discussion and consideration of the consulted matters following such procedures, the Special Committee submitted a report dated September 14, 2022 to the Board of Directors of the Company, stating that the decision regarding the Share Exchange was not disadvantageous to the minority shareholders of the Company.

（ⅳ）    Approval of all directors except those with interests in the Company

At the Board of Directors meeting of the Company held today, which resolved the proposal regarding the Share Exchange, the implementation of the Share Exchange was deliberated by 10 Directors other than Mr. Hirofumi Nomoto and Mr. Kiyoshi Kanazashi, who, among the 12 Directors of the Company, concurrently served as Chairman and Representative Director of Tokyu, and Director of Tokyu, respectively, from the viewpoint of avoiding conflicts of interest and resolved by the approval of all Directors. Mr. Hirofumi Nomoto and Mr. Kiyoshi Kanazashi did not participate in the discussions and negotiations concerning the Share Exchange in the positions representing the Company.

(2) Matters concerning the appropriateness of the amount of capital and reserves of Tokyu, which will become the wholly owning parent company in the share exchange

The amount of Tokyu’s capital stock and reserve to be increased with the Share Exchange shall be determined appropriately and separately by Tokyu in accordance with the provisions of Article 39 of the Regulation on Corporate Accounting. Such arrangement was determined within the scope of laws and regulations after comprehensive consideration and examination of the Tokyu's financial situation, capital policy and other circumstances, and the Company believes it to be appropriate.

4.       References for the consideration for the exchange

(1)	Tokyu’s Articles of Incorporation

Tokyu’s Articles of Incorporation are listed on our website (https://www.tokyu-rec.co.jp/) in accordance with laws, regulations and the provisions of Article 16 of the pre-amended Articles of Incorporation pursuant to Article 2, Paragraph 2 of Supplementary Provisions of the Articles of Incorporation of the Company.

(2)	Matters concerning the calculation method of the consideration for the exchange

a.	Market on which to trade the consideration for the exchange

Tokyu shares are traded on the Tokyo Stock Exchange Prime Market.

b.	Intermediary, broker or agent for the trade of the consideration for the exchange

Financial instruments business operators (securities companies) all over the country offer intermediary and brokerage services, etc. to trade Tokyu shares.

c.	Restrictions on the transfer or other disposition of the consideration for the exchange, if any

There is nothing applicable.

(3)	Matters concerning the market price of the consideration for the exchange, if any

Having the previous business day of the day that the conclusion of the Share Exchange Agreement was announced (September 14, 2022) as the record day, the average closing price of Tokyu shares on the Tokyo Stock Exchange Prime Market for 1 month, 3 months and 6 months are 1,648 yen, 1,607 yen, and 1,595 yen respectively (fractions of less than one yen are rounded off).

The information on Tokyu shares including the latest market price can be viewed on the Tokyo Stock Exchange website

(https://www.jpx.co.jp/), etc.

(4)	Status of Tokyu’s balance sheet for each fiscal year that has come to an end within the last five years

For any fiscal year, Tokyu submits a security report in accordance with the provisions of Article 24, Paragraph 1 of the Financial Instruments and Exchange Act. Therefore, the description here is omitted.

5.       Matter concerning the appropriateness of the provisions of stock acquisition rights in connection with the Share Exchange

Since the Company does not offer stock acquisition rights and bonds with stock acquisition rights, there is nothing applicable.

6．    Matters concerning financial statements, etc.

(1)	Contents of Tokyu’s financial statements, etc. for the most recent fiscal year

The contents of Tokyu’s financial statements, etc. for the most recent fiscal year (from April 1, 2021 to March 31, 2022) are listed on our website (https://www.tokyu-rec.co.jp/) in accordance with laws, regulations and the provisions of Article 16 of the pre-amended Articles of Incorporation pursuant to Article 2, Paragraph 2 of Supplementary Provisions of the Articles of Incorporation of the Company.

(2)	Details of any events that happened to Tokyu after the last day of the most recent fiscal year that had a significant impact on the status of company assets

(a) Issuance of unsecured bonds

Tokyu has issued unsecured bonds with a payment date of June 1, 2022 under the following conditions:

The above issuance is based on the resolution of the Tokyu's board of directors meeting held on May 13, 2022, which determined the total amount of issuance for the fiscal year.

(i) 11th unsecured corporate bond (10-year bond)

Total issue amount: 15 billion yen

Issue price: 100 yen per face value of 100 yen

Interest rate: 0.479% per annum

Payment date: June 1, 2022

Redemption date: June 1, 2032

Use of Proceeds: For the redemption of corporate bonds and partial repayment of borrowings.

(ii) 12th unsecured corporate bond (20-year bond)

Total issue amount: 10 billion yen

Issue price: 100 yen per face value of 100 yen

Interest rate: 0.959% per annum

Payment date: June 1, 2022

Redemption date: May 30, 2042

Use of Proceeds: For the redemption of corporate bonds and partial repayment of borrowings.

(iii) Financial covenant (negative pledge clause)

As long as there is an unredeemed balance of the above bonds, when establishing a security interest for any other unsecured bonds (excluding those with a collateral switch clause) issued or to be issued in Japan after the issuance of the above bonds, Tokyu shall establish a security interest of equal priority for the above bonds in accordance with the Secured Bond Trust Act. Therefore, as long as the unredeemed balance of the above bonds remains, the above bonds may be subordinated to receivables other than the unsecured bonds that Tokyu issued or will issue in Japan after the issuance of the above bonds. If Tokyu violated the above, the above bonds shall become due and payable.

(b) Execution of the Share Exchange Agreement

Tokyu resolved to execute the Share Exchange Agreement with the Company at its board of directors meeting held on September 14, 2022, and executed the Share Exchange Agreement on the same date. The outline of the Share Exchange Agreement is as stated in “2. Contents of the Share Exchange Agreement” above.

(3)	Details of any events that happened to the Company after the last day of the most recent fiscal year that had a significant impact on the status of company assets

(a) Execution of the Share Exchange Agreement

The Company resolved to execute the Share Exchange Agreement with Tokyu at its board of directors meeting held on September 14, 2022, and executed the Share Exchange Agreement on the same date. The outline of the Share Exchange Agreement is as stated in “2. Contents of the Share Exchange Agreement” above.

(b) Retirement of treasury stock

Prior to the Effective Date of the Share Exchange, Tokyu Recreation shall, by resolution of the Board of Directors, cancel all of its treasury shares held at the time immediately prior to the Base Time (including treasury shares acquired by Tokyu Recreation through the purchase of shares relating to the share purchase request exercised pursuant to the provisions of Article 785, Paragraph 1 of the Companies Act at the time of the Share Exchange).

Proposal No. 2	Partial Amendment to the Articles of Incorporation

1.       Reason for the amendment

If Proposal No. 1 is approved and the Share Exchange becomes effective, the Company shall become Tokyu’s wholly owned subsidiary. After that, the record date system for an ordinary general meeting of shareholders shall not be required. Therefore, to delete the provisions of Article 14 of the Articles of Incorporation (Record date for an ordinary general meeting of shareholders) and make necessary changes to article numbers, we would like to have approval for a partial amendment to the Articles of Incorporation of the Company.

2.       Details of the amendment

The details of the proposed amendment are as follows.

The amendment of the Articles of Incorporation relating to this proposal shall be effective on January 1, 2023 provided that Proposal No. 1 is approved, the Share Exchange Agreement has not been cancelled and no event to make the Share Exchange Agreement void has occurred.

(Underlined parts indicate the parts to be amended.)

Current Articles of Incorporation	Amendment proposal

Article 1 to Article 13 (Articles omitted)

Article 14 (Record date for an ordinary general meeting of shareholders)

The record date for the voting rights of an ordinary general meeting of shareholders of the Company is December 31 each year.

Article 15 to Article 39 (Articles omitted)

Article 1 to Article 13 (No amendment) (Deletion) Article 14 to Article 38 (No amendment)

Arrangement for the Abolition of the Shareholder Benefit Program

At the Extraordinary General Meeting of Shareholders, we are presenting a proposal regarding the approval of the Share Exchange Agreement with Tokyu Corporation. If the proposal is approved by shareholders, prior to the Effective Date (January 1, 2023), the common shares of the Company shall be delisted from the Standard Market of Tokyo Stock Exchange on December 29, 2022.

Hence, we shall terminate the shareholder benefit program after providing the benefit to shareholders who hold 200 or more shares of the Company and are listed or recorded in our shareholder registry as of December 31, 2022.

We would appreciate the understanding of our shareholders.

1.       Grant date and usable period of shareholder benefit points in the future

(ⅰ) Shareholder Benefit as of the Record Date of June 30, 2022

Grant Date	November 1, 2022
Available Period	from November 1, 2022 to April 30, 2023

(ⅱ) Shareholder Benefit as of the Record Date of December 31, 2022

Grant Date	May 1, 2023
Available Period	from May 1, 2023 to October 31, 2023

2.       Presentation of additional shareholder benefits

a.          Granting of additional shareholder benefit points

In addition to the above standard shareholder benefit points, we shall grant shareholders who hold 200 or more shares of the Company and are listed or recorded in our shareholder registry as of December 31, 2022 additional shareholder benefit points on November 1, 2023. The additional points can be used from November 1, 2023 to April 30, 2024. The number of additional points to be granted shall be the same as the number of shares offered on May 1, 2023.

<Summary of additional shareholder benefit points>

Eligible shareholder	Shareholders who hold 200 or more shares of the Company and are listed or recorded in our shareholder registry as of December 31, 2022.
Granting date	November 1, 2023
Usable period	From November 1, 2023 to April 30, 2024
Number of points to be granted	It will be determined based on the number of shares of the Company held as of December 31, 2022. *The same number of points as those provided on May 1, 2023 shall be granted.

b.        Voucher for the 109 Cinemas Premium Shinjuku (one)

For shareholders who hold 200 or more shares of the Company and are listed or recorded in our shareholder registry as of December 31, 2022, the Company will grant one invitation ticket that can be used at the 109 Cinemas Premium Shinjuku, which is scheduled to open in April 2023.

3.       Changes to Tokyu's Shareholder Benefits

If the Share Exchange is carried out, Tokyu will provide its shareholders who hold 500 or more shares of Tokyu with four "Discount tickets for movies" every half year that enable them to watch movies for 1,000 yen at "19 sites of the 109 Cinemas chain" (including the Movil), in addition to the existing shareholder benefits.

The shareholders listed on the Tokyu’s shareholder registry on March 31, 2023 and onwards will be eligible.

For details of the change in Tokyu’s shareholder benefits, please refer to "Revision of the Shareholder Benefit Program" announced by Tokyu on September 14.

Frequently Asked Questions       Q&A

Q1. What is the share exchange?

It is a procedure for the Company to become a wholly owned subsidiary of Tokyu Corporation in accordance with the Companies Act.

To be more specific, our shareholders shall be allotted Tokyu Corporation shares to replace Tokyu Recreation shares currently owned based on the share exchange ratio prescribed in the Share Exchange Agreement. A company that becomes the parent company owning 100% shares due to the Share Exchange (Tokyu Corporation) shall be called a wholly owning parent company, and a company that becomes a subsidiary whose 100% shares are owned (the Company) shall be called a wholly owned subsidiary.

Q2. What is going to happen to Tokyu Recreation shares that are owned by shareholders after the Share Exchange?

We shall allot and deliver 3.6 Tokyu shares per Tokyu Recreation share owned by shareholders who are listed or recorded in our shareholder registry as of December 31, 2022.

For example, a shareholder who owns 200 Tokyu Recreation shares shall be allotted 720 Tokyu Corporation shares.

Q3. For the Share Exchange, do I need to process anything?

Shareholders do not have to do anything for the Share Exchange.

On January 1, 2023 (Sunday), which is the Effective Date of the Share Exchange, Tokyu Corporation shares shall be automatically allotted and delivered to shareholders.

An allotment notice that includes the number of allotted shares shall be dispatched sometime around early February.

Q4. How can we trade Tokyu Corporation shares allotted and delivered?

Tokyu Corporation lists its shares on the Tokyo Stock Exchange Prime Market, so the shares can be traded on the market.

Q5. Until when can we trade Tokyu Recreation’s shares on the market?

They can be traded until December 28, 2022 (Wednesday).

Tokyu Recreation’s shares shall be delisted from the Tokyo Stock Exchange Standard Market on December 29, 2022 (Thursday).

Q6. What is going to happen to the shareholder benefit program?

Tokyu Recreation’s shares shall be delisted from the Tokyo Stock Exchange Standard Market on December 29, 2022 (Thursday). Accordingly, our shareholder benefit program shall be abolished. Please refer to pages 24 to 25 for the arrangement for the abolition of the shareholder benefit program. If the Share Exchange is executed, in addition to current shareholder benefits, Tokyu Corporation shall provide discount tickets for movies that allow shareholders to watch a movie for 1,000 yen at 109 CINEMAS.

For more details, please refer to the press release by Tokyu Corporation “Revision of the Shareholder Benefit Program” (dated September 14).

Q7. Treatment of shares less than one unit

When a shareholders is allotted and delivered Tokyu Corporation shares that are less than one unit (100 shares) with the Share Exchange, since shares less than one unit cannot be traded on the stock market, a shareholder may use the system that allows the person to request the issuing company to purchase his/her shares that are less than one unit (purchase request) or purchase additional shares to make the number of shares be 100 shares (one unit) (additional purchase request).

For more information, please contact your trading securities company or Sumitomo Mitsui Trust Bank Security Agent Department.

Q8. What is going to happen to the year-end dividend?

The Company estimates the year-end dividend for the fiscal year ending December 2022 will be 15 yen per share. We plan to pay 15 yen as a year-end dividend per share to shareholders who are listed or recorded in our shareholder registry as of December 31, 2022 (Saturday). However, this is a forecast for the dividend as of now, and it may fluctuate depending on the conditions including our financial performance.

(TRANSLATION)

Tokyu Corporation

Articles of Incorporation

(Revised on June 29, 2022)

Chapter 1 General Provisions

(Trade Name)

Article 1 The Company is called Tokyu Kabushiki Kaisha, and is described in English as Tokyu Corporation.

(Purpose)

Article 2 The purpose of the Company shall be to engage in the following businesses:

1. Railway and cableway businesses;

2. Raiload business;

3. General transportation by automobile;

4. Management of residential property, purchases, sales and leasing of lands and houses;

5. Management of golf courses, various sports facilities and cultural classes;

6. Management of cafeterias and sale of groceries, general merchandise and alcoholic beverages;

7. Management of hotels and ryokans(Japanese inns);

8. Travel agency business;

9. Contract for design and construction of civil engineering and construction work;

10. Intermediary of sales and purchases of commodities pertaning to specified prepaid transactions;

11. Investment and loans, or guarantee of obligations for businesses necessary for the operation of the Company;

12. Non-life insurance agency business;

13. Information provision and processing services and telecommunications business;

14. Investment advisory services for real estate, securities and all other financial assets;

15. Broadcasting business pursuant to the Broadcasting Act;

16. Manufacture, repair and sale of railroad vehicles, automobiles, containers, car parking equipment and parts thereof;

17. Acceptance of entrustment of management and administration of shopping centers;

18. Services related to advertising and promotion;

19. Acceptance of entrustment of management and leasing of real estate;

20. Services pertaining to handling of credit cards and installment sales pursuant to the Installment Sales Act;

21. Security business based on the Security Services Act;

22. Investment in tokutei mokuteki kaisha (specified purpose company), tokubetsu mokuteki kaisha (special purpose company) (a company set forth in the Regulation on the Terminology, Forms, and Preparation Methods of Financial Statements, etc.) and real estate investment trusts, as well as sales and purchases, brokering and management of investment interests;

23. Management of housing and facilities for the elderly and nursing care services business;

24. Management of childcare facilities and childcare services business;

25. Electric power retail business and gas retail intermediary business;

26. Management of entertainment facilities for movies, concerts, theatrical performances, etc.;

27. Planning, development, maintenance and management, as well as operation of airports and similar facilities;

28. Sale and purchases of secondhand goods pursuant to the Secondhand Articles Dealer Act;

29. Motor truck transportation business, consigned freight forwarding business;

30. Any and all businesses incidental or related to the businesses referred to in the foregoing items.

(Location of Head Office)

Article 3 The Company shall have its head office in Shibuya-ku, Tokyo.

(Organizations)

Article 4 The Company shall have the following organizations in addition to the general meeting of shareholders and directors:

(1) Board of Directors;

(2) Corporate Auditors;

(3) Board of Corporate Auditors;

(4) Accounting Auditors.

(Method of Public Notice)

Article 5 The Company's method of public notice shall be electronic public notice. However, if the Company is unable to give an electronic public notice due to some trouble or any other unavoidable reason, the notice shall be published in the Nihon Keizai Shimbun.

Chapter 2 Shares

(Total Number of Issuable Authorized Shares)

Article 6 The total number of shares which the Company is authorized to issue shall be 900 million (900,000,000) shares.

(Number of Unit Shares)

Article 7 The Company's number of unit shares shall be 100 shares.

(Acquisition of Own Shares)

Article 8 Pursuant to the provisions of Article 165, Paragraph 2 of the Companies Act, the Company shall be entitled to acquire its own shares by resolution of the Board of Directors.

(Rights to Shares Less Than One Unit)

Article 9 A shareholder holding shares less than one unit of the Company shall not be entitled to exercise rights other than the following rights with respect to shares less than one unit that he/she holds:

(1) the rights listed in each item of Article 189, Paragraph 2 of the Companies Act;

(2) the rights to make a request under the provisions of Article 166, Paragraph 1 of the Companies Act;

(3) the rights to receive an allotment of shares for subscription and an allotment of share acquisition rights for subscription in proportion to the number of shares held by shareholders;

(4) the rights to make the requests set forth in the following Article.

(Additional Purchase of Shares Less Than One Unit)

Article 10 A shareholder holding shares less than one unit of the Company shall be entitled to request to sell such number of shares less than one unit, which constitutes one unit of shares, together with the number of shares less than one unit that he/she holds, as set forth in the Share Handling Regulations.

(Agent for the Register of Shareholders)

Article 11 The Company shall have an agent for the register of shareholders.

The agent for the register of shareholders and the place where the register of shareholders is handled shall be determined by resolution of the Board of Directors, and published by public notice.

The preparation and keeping of the shareholder register and the register of share acquisition rights of the Company, as well as the other clerical work relating to the shareholder register and the register of share acquisition rights shall be entrusted to the shareholder register adminstrator and shall not be handled by the Company.

(Handling of Shares)

Article 12 The Company's handling of shares and fees shall be subject to laws and regulations, these Articles of Incorporation and the Share Handling Regulations as determined by the Board of Directors.

Chapter 3 General Meeting of Shareholders

(Convocation)

Article 13 An ordinary general meeting of shareholders of the Company shall be convened in June of each year, and an extraordinary general meeting of shareholders shall be convened from time to time whenever necessary.

(Record Date of Ordinary General Meeting of Shareholders)

Article 14 The record date for the voting right of the ordinary general meeting of shareholders of the Company shall be March 31 of each year.

(Measures for Electronic Provision, Etc.)

Article 15 The Company shall, when convening a general meeting of shareholders, provide information contained in the reference documents for the general meeting of shareholders, etc. electronically.

2. Among the matters to be provided electronically, the Company may choose not to include all or part of the matters stipulated in the Ordinance of the Ministry of Justice in the paper copy to be sent to shareholders who have requested it by the record date for voting rights.

(Resolution)

Article 16 Unless otherwise set forth in laws and regulations or in these Articles of Incorporation, resolution of a general meeting of shareholders shall be adopted by a majority of the voting rights of shareholders who are present and entitled to exercise their voting rights.

The resolution set forth in Article 309, Paragraph 2 of the Companies Act shall be adopted by a general meeting of shareholders attended by shareholders holding one third or more of the total number of voting rights of shareholders who are entitled to exercise their voting rights by two thirds or more of their voting rights.

(Proxy Voting)

Article 17 A Shareholder shall be entitled to exercise his/her voting right by one (1) proxy who is another shareholder having a voting right of the Company. A shareholder or proxy must file with the Company a written document evidencing the power of attorney for each general meeting of shareholders.

(Chairman)

Article 18 The Chairman of the general meeting of shareholders shall be President and Director. If President and Director is unable to so act, another Director shall act on his/her behalf. If all Directors are unable to so act, the Chairman shall be elected from among shareholders present at the meeting.

(Rules on Meeting Proceedings)

Article 19 The Board of Directors shall be entitled to develop rules on the proceedings for the general meeting of shareholders.

Chapter 4 Directors and Board of Directors

(Number of Directors)

Article 20 The Company shall have no more than 20 Directors.

(Election)

Article 21 Resolution for election of Directors shall be adopted by a majority of the voting rights and not by cumulative voting at a general meeting of shareholders attended by shareholders holding one third or more of the voting rights who are entitled to exercise their voting rights.

(Term of Office)

Article 22 The term of office of a Director shall expire at the close of the ordinary general meeting of shareholders for the last fiscal year ending within one (1) year after his/her election.

(Convocation of Meetings of Board of Directors)

Article 23 Notice of convocation of a meeting of the Board of Directors shall be given to each Director and Corporate Auditor no later than (1) week prior to the date of such meeting. However, such period may be shortened in case of emergency.

(Resolution by Board of Directors in Writing, etc.)

Article 24 In case where the Company meets the requirements of Article 370 of the Companies Act, it shall deem that a resolution has been adopted by the Board of Directors for a matter which is the purpose of the resolution of the Board of Directors.

(Directors with Special Titles )

Article 25 By resolution of the Board of Directors, the Company may have one Chairman of the Board & Director, one President & Director, and several other Directors with Special Titles.

(Representative Directors)

Article 26 Representative Directors shall be elected by resolution of the Board of Directors.

President and Director must be a Representative Director.

(Regulations on the Board of Directors)

Article 27 Matters pertaining to the Board of Directors shall be set forth separately.

(Limited Liability Agreement with Directors)

Article 28 The Company shall be entitled to execute an agreement with a Director (except for those who are executive Directors, etc.) under which such Director shall be liable for his/her liabilities under Article 423, Paragraph 1 of the Companies Act to the extent permitted by laws and regulations if he/she is in good faith and is not grossly negligent.

Chapter 5 Corporate Auditors and Board of Corporate Auditors

(Number of Corporate Auditors)

Article 29 The Company shall have no more than five (5) Corporate Auditors.

(Election)

Article 30 Resolution for election of Corporate Auditors shall be adopted by a majority of the voting rights at a general meeting of shareholders attended by shareholders holding one third or more of the voting rights who are entitled to exercise their voting rights.

(Term of Office)

Article 31 The term of office of a Corporate Auditor shall expire at the close of the ordinary general meeting of shareholders for the last fiscal year ending within four (4) years after his/her election.

The term of office of a Corporate Auditor elected to fill a vacancy of another Corporate Auditor who has retired prior to the expiration of his/her term of office shall expire at the expiration of the term of office of such retired Corporate Auditor.

(Convocation of Meetings of Board of Corporate Auditors)

Article 32 A notice of convocation of a meeting of the Board of Corporate Auditors shall be given to each Corporate Auditor no later than (1) week prior to the date of such meeting. However, such period may be shortened in case of emergency.

(Regulations on the Board of Corporate Auditors)

Article 33 Matters pertaining to the Board of Corporate Auditors shall be set forth separately.

(Limited Liability Agreement with Corporate Auditors)

Article 34 The Company shall be entitled to execute an agreement with a Corporate Auditor under which such Corporate Auditor shall be liable for his/her liabilities under Article 423, Paragraph 1 of the Companies Act to the extent permitted by laws and regulations if he/she is in good faith and is not grossly negligent.

Chapter 6 Accounting Auditors

(Election)

Article 35 Accounting Auditors shall be elected at a general meeting of shareholders.

(Term of Office)

Article 36 The term of office of an Accounting Auditor shall expire at the close of the ordinary general meeting of shareholders for the last fiscal year ending within one (1) year after his/her election.

Unless otherwise adopted by resolution at the ordinary general meeting of shareholders set forth in the preceding paragraph, he/she shall be deemed to have been re-elected at such ordinary general meeting of shareholders.

Chapter 7 Advisor

(Advisor)

Article 37 The Company shall be entitled to have an Advisor by resolution of the Board of Directors.

Chapter 8 Calculation

(Fiscal Year)

Article 38 The term of the Company's fiscal year shall be one (1) year from April 1 of each year to March 31 of the following year.

(Record Date for Dividends)

Article 39 The record date for year-end dividend of the Company shall be March 31 of each year.

In addition to the preceding paragraph, the Company shall be entitled to designate a record date and make a dividend payment from surplus.

(Interim Dividend)

Article 40 The Company shall be entitled to make an interim dividend payment on September 30 of each year as the record date by resolution of the Board of Directors.

(Period of Exclusion of Dividends)

Article 41 If any cash dividends are not received within three (3) years from the date of commencement of payment thereof, the Company shall be entitled to have such dividends.

(Supplementary Provisions)

1. The deletion of Article 15 (Internet Disclosure of Reference Documents for the General Meeting of Shareholders, Etc.) of the current Articles of Incorporation and the establishment of the proposed Article

15 (Measures for Electronic Provision, Etc.) shall become effective on September 1, 2022, which is the date of enforcement of the amended provisions stipulated in the proviso of Article 1 of the supplementary provisions of the Act Partially Amending the Companies Act (Act No. 70 of 2019) (hereinafter, the “Effective Date”).

2. Notwithstanding the previous paragraph, Article 15 of the Articles of Incorporation shall remain in force with respect to a general meeting of shareholders to be held on a date within six months from the Effective Date.

3. These supplementary provisions shall be deleted after the lapse of six months from the Effective Date or the lapse of three months from the date of the general meeting of shareholders set forth in the preceding paragraph, whichever is later.

Matters Disclosed on the Internet

for

　Notice of Convocation of the 151rd Annual General Meeting of Shareholders

Contents of Financial Statements, etc. of

the Latest Fiscal Year

Tokyu Corporation

(From April 1, 2021 to March 31, 2022)

Pursuant to the provisions of laws and regulations and Article 15 of the Articles of Incorporation of the Company, this information is deemed to have been made available to our shareholders by posting it on the Company’s website on the Internet.

１. Status of Assets, and Profit and Loss

❶ Status of Assets, and Profit and Loss of the Group

Items		150th Period (FY2018)	151th Period (FY2019)	152th Period (FY2020)	153st Period (current fiscal year) (FY2021)
Operating revenue	(million yen)	1,157,440	1,164,243	935,927	879,112
Profit attributable to owners of parent	(million yen)	57,824	42,386	△56,229	8,782
Net income per share	(yen)	95.14	69.88	△93.08	14.58
Total assets	(million yen)	2,412,876	2,537,196	2,476,061	2,479,182
Net assets	(million yen)	796,164	809,614	752,538	752,942
Equity	(million yen)	745,233	757,003	702,355	702,967
TOKYU EBITDA	(million yen)	176,693	176,584	74,742	128,378
Interest-bearing debt at end of period	(million yen)	1,066,422	1,151,010	1,182,195	1,195,756
Interest-bearing debt/ TOKYU EBITDA	(times)	6.0	6.5	15.8	9.3
D/E ratio	(times)	1.4	1.5	1.7	1.7

(Note)	1. Net income per share is calculated based on the average number of outstanding shares during the period (excluding treasury stock).

2.      TOKYU EBITDA is the total of operating profit, depreciation, amortization of goodwill, disposal cost of fixed assets, interest and dividend income and investment gains (loss) from equity method, and indicates the absolute amount of the cash from operating activities.

3.      D/E ratio is obtained by dividing the consolidated interest-bearing debt at end of period by the consolidated equity at end of period, and is generally considered to be an indicator of a company’s safety.

❷ Status of Assets, and Profit and Loss of the Company

Items		150th Period (FY2018)	151h Period (FY2019)	152th Period (FY2020)	153st Period (current fiscal year) (FY2021)
Operating revenue	(million yen)	284,531	217,454	139,271	170,570
Net income	(million yen)	38,292	25,780	△26,989	20,471
Net income per share	(yen)	62.98	42.48	△44.66	33.98
Total assets	(million yen)	1,877,213	1,862,623	1,932,158	1,916,245
Net assets	(million yen)	555,310	554,026	522,912	528,530

(Note)	1. Net income per share is calculated based on the average number of outstanding shares during the period (excluding treasury stock).

2.      As a result of the company split by absorption with Tokyu Railways (the trade name was changed from Tokyu Dentetsu Bunkatsu Junbi Kabushiki Kaisha on September 2, 2019) as the successor company pursuant to the agreement on company split by absorption executed and approved at the Annual General Meeting of Shareholders for the 150th period held on June 27, 2019, the Company transferred its railway business (including tramway business) to Tokyu Railways effective October 1, 2019.

2. Main business and business locations, etc.

❶ Main business

Business segment	Main business
Transportation	Railway and tramway business, bus business, airport management business
Real estate	Real estate sales business, real estate leasing business, real estate management business
Life services	Department store business, chain store business, shopping center business, cable television business, advertising business, video business
Hotel and resort	Hotel business, golf business

❷ Main business locations, etc.

Main companies	Main business locations, facilities, etc.
The Company (Head office: Shibuya-ku, Tokyo)

Real estate leasing business

Futako Tamagawa Rise, Shibuya Hikarie, Shibuya Stream,

Shibuya Scramble Square, Tamaplaza Terrace,

Tokyu Capitol Tower, Grandberry Park, and others

Real estate sales business

4 business offices (2 in Tokyo, 2 in Kanagawa)

Tokyu Railways (Head office: Shibuya-ku, Tokyo)

Passenger transportation in southwestern areas of Tokyo and in Kanagawa

8 service lines (7 railways, 1 tramway) which extend 104.9km and have 97 stations

1,291 vehicles (1,271 railroad cars, 20 tram cars, among which 60 cars are leased)

Tokyu Bus Corporation (Head office: Meguro-ku, Tokyo)	112 service lines which extend 1,132.9km, and 915 vehicles（Includes 1 private vehicle） 12 business offices (Setagaya-ku, Tokyo and other places)
Tokyu Property Management Co., Ltd. (Head office: Setagaya-ku, Tokyo)	6 offices（4 in Tokyo, 1 in Kanagawa, 1 in Aichi）
Tokyu Department Store Co., Ltd. (Head office: Shibuya-ku, Tokyo)	5 stores (3 in Tokyo, 1 in Kanagawa, 1 in Hokkaido)
Tokyu Store Chain Co., Ltd. (Head office: Meguro-ku, Tokyo)	91 stores (49 in Tokyo, 37 in Kanagawa, 5 in other places), Distribution center (Kawasaki City, Kanagawa), training center (Yokohama City, Kanagawa)
Tokyu Malls Development Corporation (Head office: Shibuya-ku, Tokyo)	30 stores (including 13 etomo stores)
its communications Inc. (Head office: Setagaya-ku, Tokyo)	2 business offices (1 in Tokyo, 1 in Kanagawa), media center (Yokohama City, Kanagawa)
Tokyu Agency Inc. (Head office: Minato-ku, Tokyo)	4 branch offices (in Osaka City, Osaka and other places)
Tokyu Recreation Co., Ltd. (Head office: Shibuya-ku, Tokyo)	19 sites (3 in Tokyo, 4 in Kanagawa, and 12 in other places), 175 screens
Tokyu Hotels Co., Ltd. (Head office: Shibuya-ku, Tokyo)	33 company-operated hotels (8 in Tokyo, 25 in other places)

3. Status of employees

		(Unit: number of persons)
Business segment	Number	Increase/Decrease from previous period
Transportation	7,641	△134
Real estate	2,951	186
Life services	9,345	30
Hotel and resort	3,496	△376
The entirety (common)	931	3
Total (of which the Company)	24,364	△291
	(1,414)	(△47)

(Note)	1.	Number of persons does not include the number of temporary employees.

2.	The number of persons described under “The entirety (common)” refers to those who belong to the Management Division which cannot be categorized into specific segments.

4. Status of major lenders

(Million yen)
Lenders	Debt balance
Development Bank of Japan Inc.	212,210
Sumitomo Mitsui Trust Bank, Limited	149,370
MUFG Bank, Ltd.	128,475
Mizuho Bank, Ltd.	57,352
The Norinchukin Bank	31,542
The Dai-ichi Life Insurance Company, Limited	29,481
The Bank of Yokohama,Ltd.	24,672
Nippon Life Insurance Company	21,390

5. Status of accounting auditor

❶ Name of accounting auditor

Ernst & Young ShinNihon LLC

❷ Amount of accounting auditor’s remunerations, etc. for the current fiscal year

Amount paid as the fees for the Company’s accounting auditor	151,000	Thousand yen
The total amount of monetary or other economic benefit the Company or its subsidiary is to pay to the accounting auditor	346,760	Thousand yen

(Note)	1. The Board of Company Auditors have discussed the adequacy of the remuneration, etc. for the accounting auditor’s audit plan by reference to the audit performance of the accounting auditor, the contents of the audit plan for the current fiscal year, etc. As a result, it has unanimously determined that it is adequate and has thus given the consent prescribed in Article 399, Paragraph 1 of the Companies Act.

2.      The audit contract between the Company and the accounting auditor does not make a clear distinction between the amount of the audit remuneration, etc. for the audit pursuant to the Companies Act and that for the audit pursuant to the Financial Instruments and Exchange Act, nor is it possible to practically make a distinction. Therefore, the sum of them is described as the amount of the remuneration, etc. of the Company’s accounting auditor for the current fiscal year.

3.      Among the material subsidiaries of the Company, Tokyu Department Store Co., Ltd., Tokyu Malls Development Corporation, Tokyu Hotels Co., Ltd. are audited by Kisaragi Audit Corporation.

❸ Details of non-audit services

　The Company and its subsidiaries pay the accounting auditor, considerations for the services other than those prescribed in Article 2, Paragraph 1 of the Certified Public Accountants Act (non-audit services), which are, preparation of comfort letters concerning issuance of corporate bonds and agreed upon procedures concerning application for the subsidy program for businesses granting point rewards to consumers making cashless payment.

❹ Policy on determination of dismissal or refusal to reappoint accounting auditor

　If the Board of Company Auditors of the Company determines that any of the Items of Paragraph 1 of Article 340 of the Companies Act occurs, it will dismiss the accounting auditor. Other than that, if it is found that it is difficult for the accounting auditor to properly perform its duties considering the appropriateness and adequacy of the audit activity of the accounting auditor, the Board of Company Auditors will decide on a draft resolution to dismiss or to refuse to reappoint the accounting auditor, and the Board of Directors meeting will submit such draft resolution to the General Meeting of Shareholders in accordance with such decision.

6. Systems to ensure the properness of business activities and the status of operation of such systems

The Company provides “development of systems to ensure the properness of business activities” set forth in the Companies Act and the Regulation for Enforcement of the Companies Act by the resolution of the Board of Directors meeting.

❶ Basic Policy

The Company constantly reviews the systems and promotes sophistication of effective internal control in order to deal with the changes in management environment, bearing in mind the efforts based on “risk management through compliance management” in the group management policy.

❷ Matters related to development of systems to ensure the properness of business activities

1) Systems to ensure that the execution of duties by directors and employees complies with laws and regulations as well as the articles of incorporation

■ The Company informs and fully implements the code of conduct, builds and operates proper compliance system, and regularly conducts trainings for officers and employees concerning compliance.

■ As to the issues on compliance, the sustainability promotion conference receives internal reports centrally, and important issues among those are discussed at the management meeting and reported to the Board of Directors meeting.

■ The Company establishes a whistle-blowing desk at the internal department in charge and the external law firm, enables the employees of the Company and consolidated subsidiaries to directly report to and consult with them regarding the acts violating laws and regulations or the code of conduct, and rectifies the violating act.

■ The Company enhances a system for internal audit and reports the results of the internal audit to the management, in order to ensure appropriate implementation of business activities.

■ The Company appropriately develops and operates the internal control for financial reporting, in order to ensure reliability of the financial reporting.

■ The Company refuses any relationship, let alone transaction and profit sharing, with antisocial forces and organizations. In addition, the Company enhances alignment with external agencies such as police, and develops and operates a system to eliminate antisocial forces.

2) Systems related to the retention and management of information pertaining to the execution of the duties of directors

■ The Company appropriately retains and manages the documents and other information pertaining to the execution of the duties of directors, in accordance with laws and regulations as well as company rules.

3) Rules and other systems related to management of the risk of loss

■ As to the issues on safety management, the sustainability promotion conference receives internal reports centrally , and important issues among those are discussed at the management meeting and reported to the Board of Directors meeting.

■ The Company sets forth basic policy for ensuring safety of transportation, provides principles of action for employees involved in safe operation, and develops and operates a safety management system based on the safety management rules.

■ The Company recognizes and assesses material risks of the Company and the subsidiaries from the viewpoint of consolidated management. Risk management policy, etc. are discussed at the management meeting, and reported to the Board of Directors meeting.

■ The Company sets forth basic rules for crisis management, and develops and operates a company-wide crisis management system, in order to conduct various crisis management and to minimize loss relating to business activities.

4) Systems to ensure that the execution of the duties of directors is performed efficiently

■ The Company resolves division of the operation of directors at the Board of Directors meeting, ensures that the execution of the duties of directors is performed efficiently, as well as clarifies the role of management and execution, enhances a system for the execution of operation, clarifies authorities and responsibilities, and makes efforts to enhance corporate governance, based on the executive officers system.

■ The Company holds the Board of Directors meetings every month in principle, as well as holds management meetings to discuss and determine basic policy and important matters related to the Company’s execution of business activities.

■ The Company sets forth rules for the execution of business activities, and clarifies division of major business activities at operating organization as well as authorities and responsibilities, in order to conduct business activities smoothly and efficiently.

■ The Company develops and operates a mechanism, in which important information is identified and appropriately reported to management, and instructions are delivered to the whole organization without fail.

5) Systems to ensure the properness of business activities in a business group

①  Systems to ensure that the execution of the duties of directors, etc. and employees of subsidiaries complies with laws and regulations as well as the articles of incorporation

■ The Company enhances effectiveness of internal control by informing the group internal control guideline, and ensures the properness of business activities by conducting monitoring to subsidiaries with combined approaches of self-check and internal audit, etc.

■ The Company holds Tokyu Group sustainability promotion conference, and promotes integrated CSR activities as a business group.

■ The Company develops and operates, conducts assessment and rectifies deficiencies of the internal control for financial reporting through guidelines for consolidated accounting, etc.

②  Matters related to reports to the Company of the matters regarding the execution of the duties of directors, etc. of subsidiaries

■ The Company makes subsidiaries conduct necessary reporting to the Company as well as discusses and reports the matters such as the execution of important business activities of the subsidiaries at the Company’s Board of Directors meetings and management meetings in accordance with the basic rules for group management.

③  Rules and other systems related to management of the risk of loss of subsidiaries

■ The Company makes subsidiaries conduct understanding, assessment and handling of risks, as well as holds Tokyu Group sustainability promotion conference, and promotes integrated safety management activities as a business group in accordance with the basic rules for group management.

■ We will cause Tokyu Railways Co., Ltd. to report to the Board of Directors and the Management Meeting of the Company on the status of the development and operation of safety securement for transportation in the railway business.

④  Systems to ensure that the execution of the duties of directors, etc. of subsidiaries is performed efficiently

■ The Company holds Tokyu Group corporate conference to determine group management policy, as well as holds group companies management meetings, etc. to understand and assess the management condition of the subsidiaries.

6) Matters related to employees who ought to support the duties of company auditors

■ The Company sets up the Board of Company auditors secretariat as a dedicated department, and the employees at the secretariat shall conduct their duties in accordance with the direction of the company auditors.

■ The Company shall discuss with the company auditors in advance regarding the personnel transfers of such employees.

7) Systems related to reporting to company auditors

■ The Company ensures opportunities for company auditors to attend the Board of Directors meetings and other material internal meetings, and conducts appropriate reporting to the company auditors by the officers and employees of the Company and the subsidiaries, in order to contribute to the understanding of the process of important decision making and status of the execution of business activities.

■ Officers and employees of the Company and the subsidiaries reports to company auditors the facts in which substantial damage may be caused to the Company and the subsidiaries and other important matters, as well as reports the status of risk management to the company auditors.

■ The internal audit department appropriately reports the results of internal audit of the Company and the subsidiaries, and keeps close cooperation with company auditors.

The Company shall not treat unfairly the officers and employees of the Company and the subsidiaries for reporting to company auditors.

8) Policies for recording of costs arising from the execution of the duties of company auditors

■ The Company conducts budgetary measures every fiscal year for costs necessary for company auditors to execute their duties upon the discussion with the company auditors, and if advanced payment of such costs is needed, the Company promptly deals with it at the department in charge upon the request of the company auditors.

9) Other systems to ensure that audit by company auditors is performed effectively

■ Full-time company auditors cooperates, by providing information, etc. at Tokyu Group full-time company auditors meetings and the consolidated companies’ full-time company auditors liaison meetings, which are regularly held for full-time company auditors to discuss and exchange information with full-time company auditors of the subsidiaries, etc. about audit policy and audit approach.

❸ Matters related to the status of operation of systems to ensure the properness of business activities

1) Systems to ensure that the execution of the duties by directors and employees complies with laws and regulations as well as the articles of incorporation

■ The Company conducted monitoring by the compliance department and monitoring through internal audit, etc. for the issues on compliance of Tokyu Group, as well as they are discussed and reported at the sustainability promotion conference, and reported to the management meetings and the Board of Directors meetings as appropriate. In addition, the Company made efforts to enhance awareness to compliance of the officers and employees of the Company and the subsidiaries and to inform code of conduct through sustainability seminars and company-wide trainings using e-learning, and made efforts to fully prevent compliance violations.

■ The Company establishes a whistle-blowing desk regarding compliance inside the Company and at the law firm, receives reports about problematic acts in terms of compliance, and makes efforts to rectify problems. The Company reviewed the daily receiving and handling approach and investigation method, and made efforts to improve effectiveness and reliability of the investigation and remedial measures.

■ The Company developed and operated a system to eliminate antisocial forces through alignment with external agencies such as police.

2) Systems related to the retention and management of information pertaining to the execution of the duties of directors

■ As to the retention and management of information, the Company managed stored documents collectively, and as to the confidential information and personal information, etc., the Company conducted appropriate retention and management of information through responsible persons who manage information and are deployed at all departments, in accordance with the basic rules for information management.

■ In addition, in response to increased opportunities to take information devices outside company offices, we enhanced loss prevention measures and took such measures periodically while revising our internal regulations and operational rules. Moreover, we worked to raise information protection awareness through proactive learning activities.

3) Rules and other systems related to management of the risk of loss

■ The issues on safety management of Tokyu Group are discussed and reported at the sustainability promotion conference, and reported to the management meetings and the Board of Directors meetings.

■ As to the material risks in consolidated management, the Company regularly reviewed recognition of risks, as well as summarized the material risks clarified by the Company and the subsidiaries, discussed them at the management meetings, and reported to the Board of Directors meetings.

■ In response to the spread of COVID-19, we conducted workplace vaccinations on a large scale in addition to various infection prevention measures. Moreover, we arranged for the progress of our business restructuring to be reported to the Board of Directors with a focus on businesses significantly affected by the spread of infections.

4) Systems to ensure that the execution of the duties of directors is performed efficiently

■ The Company made efforts to clarify the role of management and execution through the executive officers system, held the Board of Directors meetings and management meetings, and discussed and determined basic policy and important matters related to the Company’s execution of business activities based on scrutinized important information.

5) Systems to ensure the properness of business activities in a business group

①  The Company promoted integrated sustainability promotion activities as a business group by holding Tokyu Group sustainability promotion conference.

②  The Company made efforts to ensure the properness of business activities through receiving necessary reports from the subsidiaries and handling it appropriately, by holding group companies management meetings, etc., in accordance with the basic rules for group management.

③  The Company made subsidiaries conduct understanding, assessment and handling of risks in accordance with the basic rules for group management, as well as promoted integrated safety management activities as a business group by holding Tokyu Group sustainability promotion conference, etc.

④  The Company determined group management policy by holding Tokyu Group corporate conference, etc., as well as understood the business condition of subsidiaries, discussed and determined business plans and other matters by holding group companies management meetings, etc.

The Company discussed and reported the execution of material business activities in consolidated management at the Company’s Board of Directors meetings and management meetings as appropriate.

6）Matters related to company auditors

■ The Company deploys dedicated staffs at the Board of Company auditors secretariat in a system to support audit, makes efforts so that the company auditors can perform their duties smoothly, and respects opinions of the company auditors in their transfer.

■ The directors and executive officers, etc. regularly conduct meetings with company auditors for audits by company auditors, and make efforts for arrangement to ensure that full-time company auditors can attend management meetings and other important meetings. In addition, they made internal audit department align with company auditors so that understanding of situation becomes easy, and cooperated in the hearing and examination to the executive department of the Company and subsidiaries.

■ The Company provided information to full-time company auditors of the subsidiaries at Tokyu Group full-time company auditors meetings and the consolidated companies’ full-time company auditors meetings.

7. Basic policy related to the control of stock company

❶ Basic policy on finance and operation of the Company

In April 2000, the Company developed “Tokyu Group business plan” with an eye toward “sustainably growing Tokyu Group in 21st century”, has actively promoted group reorganization and has made efforts to overcome the financial issues. Subsequently

Subsequently, from April 2005, the Company shifted to a growth strategy and worked to build a foundation for sustained growth. Since FY 2021, we have been engaged in the Three-year Medium-term Management Plan, the basic policy of which is to restore and evolve earnings by responding to the changing business environment (“Henkaku” or transformation) in consideration of the impacts of the COVID-19 pandemic on the Company’s businesses.

In addition, the Company is working on the sophistication of the group management systems, such as splitting-up of railway business into a separate company, in order to deal with changes in environment surrounding the Company’s business, as well as developing long-term management scheme in 2019 showing the management attitude and direction of growth strategies toward 2030 and the future that Tokyu Group aims at with 2050 point of view, and promoting sustainable management, dealing with resolution of social issues continuously.

In March 2022, we put together the Environmental Vision 2030. We seek to contribute to resolving issues faced by the world while trying to identify a community model harmonious with the environment through working closely with partners such as customers under the concept of “connecting everyday life to a sustainable tomorrow.”

In order to promote management with such long-term perspectives and to preserve, ensure and improve the Company’s corporate value and the common interest of the shareholders, the Company considers that it is essential to carry out each of the following objectives, therefore the Company will make further efforts for their realization.

1)	To ensure company-wide promotion system that puts top priority on ensuring customer safety, as railway business in the Group is in a highly public business area

2)	To continuously make medium- to long-term investments aiming at improvement of safety and convenience, and to secure management stability that enables such investments

3)	To continue with further promotion of development of areas along the railway lines and real estate business from a long-term perspective, and to comprehensively expand the Group’s businesses such as transportation, retail and lifestyle services businesses in order to promote the movement in large areas and to revitalize towns and regions

4)	To display the Company’s strong group governance so that the Group’s each business is managed in an integrated manner from an overall optimization perspective, while being careful not to harm the interests of minority shareholders of subsidiaries

5)	To maintain and improve trustful relationships with all stakeholders that are important for the business, such as shareholders, customers, residents along the railway lines, administrative agencies, related businesses, creditors as well as employees and their families

❷ Act of acquiring large volume of shares that affects the control of the Company

The Company’s shares are listed, and even if the purchase is aimed at acquiring large volume of the Company’s shares, it should not be denied as long as it is considered to contribute to the Company’s corporate value and the common interest of the shareholders. In addition, the Company considers that the decision of shareholders as a whole through reasonable procedures should be reflected in the end, in deciding that countermeasures should be taken against the acquisition proposal involving a transfer of control of a stock company.

However, among the acts of acquiring large volume of shares, it is difficult to deny the existence of acquisition in an inappropriate manner or by an inappropriate person in terms of its objectives and methods, such as an acquisition that brings obvious harm to the corporate value and the common interest of the shareholders, an acquisition that may give negative effects in ensuring safety of railway business by, for example, pursuing short-term profit, or an acquisition carried out in two stages, creating a situation where failure to accept an initial purchase would be detrimental or cause such apprehension and practically forcing shareholders to sell shares. In addition, if an act of acquiring large volume of shares is proposed, it is possible that acquisition is conducted although shareholders do not have enough information to judge its properness or any alternatives.

The Company recognizes that it is natural duties of the ones who are entrusted with the management of the Company to consider the interests of important stakeholders to the Company’s business, to protect the corporate value and the common interest of the shareholders from such acquisition, and to act to contribute to them.

Although the Company does not believe that it is under specific threat of such an acquisition as of this moment, the Company keeps eye on transactions of its shares and changes in shareholders, as well as establishes system within the Company and clarifies the division of roles and the countermeasures to be taken, so that necessary measures can be taken to preserve, ensure and improve the corporate value and the common interest of the shareholders, with the objectivity of judgement secured, if there is a person who intends to acquire large volume of the Company’s shares.

Consolidated Statement of Shareholders’ Equity

(April 1, 2021 to March 31, 2022)

(Million yen, rounded down to the nearest million）

	Shareholders’ equity
	Capital stock	Capital surplus	Retained earnings	Treasury stock	Total shareholders’ equity
Balance at the beginning of the period	121,724	134,095	455,201	△37,153	673,868
Cumulative monetary impacts from changes in accounting policies			△5,409		△5,409
Beginning balance for the fiscal year under review that reflects changes in accounting policies	121,724	134,095	449,792	△37,153	668,458
Changes during the period
Distribution of surplus			△7,561		△7,561
Profit attributable to owners of parent			8,782		8,782
Liquidation of revaluation reserve for land			3,470		3,470
Purchases of treasury stock				△4,521	△4,521
Sale of treasury stock		△170		2,059	1,889
Changes in equity of subsidiaries owned continuously		△240			△240
Increase due to increase in affiliates accounted for using equity method
Total changes during the period	－	△411	4,691	△2,461	1,819
Balance at the period end	121,724	133,683	454,484	△39,614	670,278

	Accumulated other comprehensive income						Non-controlling interests	Total net assets
	Valuation difference on available-for-sale securities	Deferred gains or losses on hedges	Revaluation reserve for land	Foreign currency translation adjustment	Remeasurements of defined benefit plans	Total accumulated other comprehensive income
Balance at the beginning of the period	20,509	△75	8,700	895	△1,542	28,486	50,183	752,538
Cumulative monetary impacts from changes in accounting policies								△5,409
Beginning balance for the fiscal year under review that reflects changes in accounting policies	20,509	△75	8,700	895	△1,542	28,486	50,183	747,129
Changes during the period
Distribution of surplus								△7,561
Profit attributable to owners of parent								8,782
Liquidation of revaluation reserve for land								3,470
Purchases of treasury stock								△4,521
Sale of treasury stock								1,889
Changes in equity of subsidiaries owned continuously								△240
Changes other than those to shareholders’ equity (net)	△3,747	165	△3,470	6,122	5,132	4,202	△209	3,993
Total changes during the period	△3,747	165	△3,470	6,122	5,132	4,202	△209	5,812
Balance at the period end	16,762	89	5,229	7,017	3,589	32,689	49,974	752,942

Tables of Explanatory Notes on Consolidated Financial Statements

(April 1, 2021 to March 31, 2022)

1. Important Matters Forming the Basis for Preparation of Consolidated Financial Statements

(1) Matters concerning the Scope of Consolidation

(i) Status of consolidated subsidiaries

・Number of consolidated subsidiaries	129 companies
・Names of major consolidated subsidiaries	Tokyu Railways, Izukyu Corporation, Tokyu Department Store Co., Ltd., Tokyu Store Corporation, Tokyu Hotels Co., Ltd., Tokyu Recreation Co., Ltd.

(ii) Status of non-consolidated subsidiaries

・Names of major non-consolidated subsidiaries	Izu Higashi-kaigan Tetsudo Seibi Kabushiki Kaisha and other 2 companies
・Reason for excluding them from consolidation	They are excluded from the scope of consolidation as each of the amount of their total assets, operating revenue, net profit/loss for the current fiscal year and retained earnings (amount proportionate to the Company's equity interest) have no significant impact on the consolidated financial statements of the Company.

(iii) Changes in the scope of consolidation

To the scope of consolidation, the Company added Tokyu Laviere Co., Ltd and Tokyu Hotels Co., Ltd. as they were newly established.

Izukyu Bussan Co., Ltd., Izu Kanko Hotel Co., Ltd., Minatomirai Tokyu Square Co., Ltd. and TOKYU STATION RETAIL SERVICE CO., LTD. were excluded from the scope of consolidation due to mergers with consolidated subsidiaries, and Halal Food Service Co., Ltd., TR・SERVICE CO.,LTD., Kagoshima Tokyu REI Hotel were excluded from the scope of consolidation due to company liquidation

(2) Matters concerning the Application of the Equity Method

(i) Status of non-consolidated subsidiaries and affiliates to which the equity method is applied

・Number of non-consolidated subsidiaries to which the equity method is applied	one(1) company
・Number of affiliates to which the equity method is applied	28 companies
・Names of major companies, etc.	Seikitokyu Kogyo Co., Ltd., Tokyu Construction Co., Ltd., Tokyu Community Corp., Tokyu Land Corporation, Tokyu Fudosan Holdings Corporation, Tokyu Livable, Inc.

(ii) Status of non-consolidated subsidiaries or affiliates to which the equity method is not applied

・Names of major companies, etc.	Cradle Kounou Co.,Ltd and other 7 companies
・Reason for not applying the equity method

They are excluded from the scope of applying the equity method as each of the amount of their net profit/loss for the current fiscal year and retained earnings (amount proportionate to the Company’s equity interest) , etc. have no significant impact on the consolidated financial statements of the Company.

(iii) Changes in the scope of application of the equity method

To the scope of application of the equity method, the Company added Danh Khoi TK Joint Stock Company. as they were newly established.

(3) Matter related to Accounting Standards

(i) Valuation basis and methods for major assets

a.  Securities (including investments and other assets)

Held-to-maturity bonds:	………	Amortized cost method (straight-line method).

Other securities
Securities other than shares without a market price	………	Stated at cost (valuation differences are included in net assets, net of income taxes, and cost of sale is computed mainly using the moving average method.)

Shares without a market price	………

Fair value method principally by the moving average method.

Regarding investments in silent partnerships (other securities), the portion of profit and loss of the silent partnerships that belongs to the Company according to its holding ratio of the equity is accounted for as “non-operating profit and loss,” and “investment securities” are adjusted

b．	Derivatives:	……………	Fair value method.

c.	Inventories

As to land and buildings for sale in lots, the Company mainly adopts the cost method using either of the gross average method for each area or the specific identification method. As to other inventories, the Company applies the cost method using any of the specific identification method, gross average method, last purchase cost method, first-in first-out system, retail method or moving average method (all of the above, values on the balance sheet are subject to the book value reduction based on decline in profitability) depending on each business type.

(ii) Method of depreciation of important depreciable assets

  a.   Tangible fixed assets (excluding lease assets)

They are depreciated principally by the declining-balance method. Both of the declining-balance method and the straight-line method are applied to some leasing facilities of the Company and to some consolidated subsidiaries. However, the straight-line method is adopted to the Company and its consolidated domestic subsidiaries, with regard to the buildings (excluding appurtenances thereto) acquired on or after April 1, 1998 and the appurtenances to buildings and structures acquired on or after April 1, 2016.

Their general usable life is as follows:

Buildings and structures 2 to 75 years

b. Intangible fixed assets (excluding lease assets)

They are depreciated by the straight-line method. Software for internal use is depreciated by the straight-line method based on the internal usable period (five years) in each company.

c. Lease assets

Lease assets related to finance lease transactions that transfers ownership

They are depreciated by the same method that is applied to fixed assets owned by the Company.

Lease assets related to finance lease transactions that do not transfer ownership

They are depreciated by the straight-line method, based on the assumption that the usable life equals the lease term and the residual value equals to zero.

(iii)　Treatment of deferred assets

Costs for corporate bond issuance, etc. and costs for share delivery are all expensed off as incurred.

(iv)　Basis for accounting for important allowances

a. Allowance for doubtful accounts

To meet losses from non-performing claims such as accounts receivables and loans, the Company appropriates an estimated uncollectible amount, by considering the actual loss rate in respect of general claims and the individual possibilities of collection in respect of specific claims such as claims with a possibility of default.

b. Allowance for bonuses

To appropriate the payment of bonuses to employees and directors who also serve as employees, the Company sets up based on an estimated amount of bonuses.

c. Allowance for loss on collection of gift certificates

To meet losses from collection of gift certificates, etc. after the Company ceased to account them for liabilities, the Company appropriates a collectible amount of the future based on the actual amount in the past.

　　⑤　Basis for accounting for important revenue and costs

The following is a summary of the principal performance obligations in the Company and its consolidated subsidiaries' principal businesses relating to revenue from contracts with customers and the usual time at which revenue is satisfied (the usual time at which revenue is recognized).

a.   Transportation Business

In the Transportation Business, mainly our consolidated subsidiaries are engaged in passenger transportation services through the railway and bus businesses. In passenger transportation, we are required to transport customers and recognize revenue at the time of service completion. Revenue from commuter passes is recognized in accordance with the passage of time from the validity start date to the end date. In addition, we are engaged in railway carriage business, such as the design and manufacturing of railway carriage equipment; provision of contract-based replacement, repair, and periodic inspection services; and design and execution of railway electricity works. In the railway carriage business, we are required to provide services such as the design, manufacturing, and periodic inspection of equipment, as well as the design and execution of works under contracts with customers, and revenue is recognized at the time of service completion. However, in some work transactions in the railway carriage business, as a work contract is executed, revenue is recognized in pace with the progress of work.

b.   Real Estate Business

In the Real Estate Business, mainly the Company is engaged in real estate sales business and real estate leasing business. In the real estate sales business, the Company is engaged in the development and sale of residential land and the construction of homes, and is required to hand over such properties under real estate sale contracts, with revenue being recorded at the time of property handover to each customer. In the real estate leasing business, we lease out real estate such as office buildings, and recognize revenue over the lease period pursuant to the Accounting Standard for Lease Transactions (Accounting Standards Board of Japan [ASBJ] Statement No. 13). We also operate hotels, and our consolidated subsidiaries are engaged in real estate management business and construction businesses. Our hotel operation is a business in which we operate hotels situated in a complex, and we are mainly required to provide accommodation to customers, with revenue being recognized at the time of customers’ overnight stay. In the real estate management business, we are required to manage and operate buildings comprehensively, and revenue is recognized in accordance with service provision. In the construction business, we are mainly required to manage construction projects, and revenue is recognized at the time of service completion. In some work transactions, however, as a work contract is executed, revenue is recognized in pace with the progress of work.

c.   Life Services Business

In the Life Services Business, mainly our consolidated subsidiaries are engaged in: i) retail business comprising department store business and chain store business; ii) video business involving the operation of cinema complexes; iii) cable TV business involving the provision of cable TV services and internet connection services; and iv) advertising business involving the offering of advertising agency services. In department store business and other retail business, we are required to deliver merchandise to customers, and revenue is recognized at the time of merchandise delivery to each customer. In addition, we lease out commercial spaces to tenants, and recognize revenue over the lease period pursuant to the Accounting Standard for Lease Transactions (Accounting Standards Board of Japan [ASBJ] Statement No. 13). In video business, cable TV business, and advertising business, we are required to provide services, and revenue is recognized at the time of service completion or in accordance with service provision. Moreover, our consolidated subsidiaries, being engaged in electricity retailing business, are required to supply electricity to customers, and revenue is recognized in accordance with service provision.

d.   Hotel and Resort Business

In the Hotel and Resort Business, mainly our consolidated subsidiaries operate hotels. They are mainly required to provide accommodation to customers, with revenue being recognized at the time of customers’ overnight stay.

(vi)　Accounting method for assets and liabilities relating to retirement benefits

To meet the payment of retirement benefits to employees, an amount equal to the retirement benefit obligations less pension plan assets, which is calculated by using the estimated retirement benefit obligations and pension plan assets as of the end of the consolidated fiscal year, is recorded as the assets and liabilities relating to retirement benefits. To calculate the retirement benefit obligations, the Company mainly applies the straight-line attribution in attributing expected retirement benefits to periods up to the end of the consolidated fiscal year. The actuarial differences are treated as expenses primarily based on the straight-line method for a specific period of years (15 years) not exceeding the average remaining years of the service by employees when such differences occur, from the following consolidated fiscal year. Past service costs are treated primarily based on a straight-line method for a specific period of years (15 years) not exceeding the average remaining years of the service by employees when such past service costs occur.

The unrecognized actuarial differences and unrecognized past service costs are accounted for as the accumulated amount of adjustment for retirement benefits in the accumulated other comprehensive income and as non-controlling interests included in the net assets, after adjusted for tax consequences.

(vii)　Basis for translation of important assets or liabilities in a foreign currency into Japanese yen

Monetary claims and obligations in a foreign currency are translated into Japanese yen at the spot exchange rate as at the closing date of the consolidated fiscal year, and the translation adjustment is accounted for as profit or loss. Assets and liabilities of subsidiaries or affiliates in a foreign country are translated into Japanese yen at the spot exchange rate as at the closing date of the consolidated fiscal year, and their revenue and expenses are translated into Japanese yen mainly at the average rate during the period. The translation adjustment is included in the foreign currency translation adjustment account and non-controlling interests in net assets.

(viii)　Special legal reserves

Specific urban railways improvement reserve are liquidated in accordance with Article 8 of the Act on Special Measures concerning Promotion of Construction of Specified Urban Railways.

The Company recognizes that 2,510 million yen among the specific urban railways improvement reserve will be used within a year.

(ix)　Treatment method of contribution for construction in railway and tramway business

The Company, and Tokyu Railways, Izukyu Corporation and Ueda Dentetsu Company, which are consolidated subsidiaries of the Company, include the contribution for construction in the financial statements by directly deducting the amount equal to such contribution for construction from the original cost of fixed assets acquired at the time of completion of the construction. In the consolidated income statement, the amount obtained as contribution for construction is accounted for as extraordinary gains, and at the same time, the amount directly deducted from the original cost of fixed assets is included in extraordinary losses as a tax purpose reduction entry of contribution for construction. Among the costs regarding which contribution received for construction, the portion spent for constructions of temporary structures that were already removed is accounted for as operating expenses (cost for removal of fixed assets, etc.).

(x) Method of important hedge accounting

a. Method of hedge accounting

The Company uses the deferred hedge method in principle. The special method is used to account for interest rate swaps that meet the requirements of the method, and the combining method (special treatment, appropriated treatment) is used to account for interest rate currency swaps that meet the requirements for such combining method. The appropriate method is used to account for the forward exchange contracts that meet the requirements of the method.

b. Hedge methods and hedge items

Hedge methods: interest rate swaps, interest rate currency swaps, forward exchange contracts

Hedge items: debts, corporate bonds in a foreign currency, debts in a foreign currency, monetary obligations in a foreign currency

c. Hedge policy

In accordance with the Company’s standard set in its business execution rules that provides for authorities concerning transactions, the Company hedges risks of interest rate and foreign exchange fluctuations. The consolidated subsidiaries also use derivative transactions in accordance with their internal rules to hedge risks of interest rate and foreign exchange fluctuations that incur mainly in their business activities.

d. Method of evaluating the effectiveness of a hedge

The Company evaluates the effectiveness of hedge methods and hedge items by considering the ratio of cash flow fluctuations for the period that has already passed.

(xi) Method and period of amortization of goodwill

Goodwill is amortized in equal amounts for five (5) years, however, insignificant goodwill is amortized at once.

(Additional information)

(Employee Stock Ownership ESOP Trust)

In May 2021, the Company adopted an employee incentive plan “Employee Stock Ownership ESOP Trust” for the purposes of increasing the Company’s corporate value over the medium-to-long term and enhancing benefits to employees.

(1) Outline of the Transaction

An ESOP trust is a trust-type employee incentive plan that applies the structure of employee stock ownership plan, with reference to the ESOP (Employee Stock Ownership Plan) system used in the U.S. Its purpose is to improve the savings system that promotes asset formation of employees (and to enhance the employee benefit system) by using the Company shares.

The Company has established a trust the beneficiaries of which are employees who are members of the “Employee Stock Ownership Plan of Tokyu Group” (the “Stock Ownership Plan”) and meet certain requirements. During a specified purchasing period, the trust purchases the Company shares in an amount expected to be acquired by the Stock Ownership Plan over a certain period. After the purchase, the trust will sell these shares to the Stock Ownership Plan on a certain day of every month. If there is a trust income due to a rise in the stock price at the end of the trust, money will be distributed to employees who are beneficiaries according to the contribution ratio of each. If there is a loss on sale due to a decline in the stock price and a debt remains relating to the trust property, the Company will repay such debt to the bank in a lump sum in accordance with the guarantee clause in the loan agreement, and the employees will not pay any additional amount.

(2) The Company Shares Held in the ESOP Trust

The Company shares held in the ESOP trust are accounted for as treasury stock in net assets by their carrying amount under the trust (excluding the amount of any associating costs). The carrying amount and number of such treasury stock are 3,291 million yen and 2,224,000 shares, respectively in the consolidated fiscal year.

(3) Carrying Amount of Debts that were Accounted for as a Result of Applying the Gross Price Method

3,325 million yen, respectively in the consolidated fiscal year

2.       Notes on changes in accounting policies

Application of the Accounting Standard for Revenue Recognition, etc.

“Accounting Standard for Revenue Recognition” (ASBJ Statement No. 29, March 31, 2020) As the Company has applied the “Accounting Standard for Revenue Recognition” (ASBJ Statement No. 29, March 31, 2020), etc. from the beginning of the consolidated fiscal year under review, revenue is recognized at points when control over the goods or services that the Group has promised to provide is transferred to customers, and in amounts that it expects to receive in exchange for such goods or services.

Major changes attributable to the application of the Revenue Recognition Accounting Standard and related measures are as follows.

(1)       Revenue recognition for agent transactions

Previously, the total consideration received from customers mainly in transactions in which the goods are considered delivered at the time they are sold, advertising media transactions and transactions involving drop-shipping had been recognized as revenue. For transactions in which the Company and its consolidated subsidiaries provide merchandise or services to customers as an agent, the Group changed to a method whereby it recognizes revenue in the net amount calculated by subtracting the amount paid to the suppliers of the merchandise or providers of the services from the amount received from customers.

(2)       Revenue recognition for point programs

The Company operates a customer loyalty program in which customers are provided with points that can be redeemed in exchange for discounts at the time of future purchases. Previously, we had recognized, as revenue, the face value of points at the time of point redemption. However, we changed to a method whereby we recognize, as revenue, the transaction value allocated to points at the time of point redemption by dividing the transaction value into a points portion and a merchandise portion in accordance with the percentage of the item’s standalone selling price.

(3)       Revenue recognition for commuter passes

Previously, the Group had recognized revenue from commuter passes in the amount prorated on a monthly basis in accordance with the period based on the pass category from the date of pass sale. However, since a commuter pass is able to be used unlimitedly within a specific section over the period of its validity, we changed to a method whereby revenue is recognized in accordance with the passage of time from the validity start date to the expiry date.

In its application of the Revenue Recognition Accounting Standard and related measures, the Group followed the provisional measures stated in the proviso clause of paragraph 84 of the Revenue Recognition Accounting Standard. Accordingly, it adjusted retained earnings as of the beginning of the consolidated fiscal year under review to reflect the cumulative effect of the retrospective application of the new accounting policies to the time prior to the beginning of the consolidated fiscal year under review. However, the Group applied the method prescribed in paragraph 86, subparagraph (1) of the Revenue Recognition Accounting Standard in its accounting based on the terms of its contracts and all revisions regarding contracts made before the beginning of the consolidated fiscal year under review. The Group then adjusted its retained earnings as of the beginning of the consolidated fiscal year under review to reflect the cumulative effect of this adjustment.

The Group decided to include trade notes and accounts receivable, which had been presented as current assets in the consolidated balance sheet for the previous consolidated fiscal year, in trade notes and accounts receivable and contract assets starting from the consolidated fiscal year under review. For the same reason, it decided to include advances received, which had been presented in current liabilities, in advances received and contract liabilities, starting from the consolidated fiscal year under review.

Reflecting these adjustments, operating revenue and operating expenses for the consolidated fiscal year under review decreased ¥154,366 million and ¥154,980 million, respectively, compared with operating revenue and expenses before the application of the Revenue Recognition Accounting Standard and related measures. The decreases resulted in an increase of ¥613 million in operating profit as well as rises in both recurring profit and income before income taxes of ¥587 million, respectively. As net assets at the beginning of the consolidated fiscal year under review reflect the cumulative effect of the retrospective application of the new accounting policy, retained income at the beginning of the period in the consolidated statements of changes in net assets decreased ¥5,409 million.

The effect on per share information is described in the per share information section.

(Application of Accounting Standard for Fair Value Measurement, etc.)

The Group decided to apply the “Accounting Standard for Fair Value Measurement” (ASBJ Statement No. 30, July 4, 2019; hereinafter the “Fair Value Measurement Accounting Standard”) at the beginning of the consolidated fiscal year under review. Accordingly, it decided to continue to adopt the new accounting policies specified in the Fair Value Accounting Standard and other standards in accordance with the transitional measures prescribed in paragraph 19 of the Fair Value Measurement Accounting Standard and paragraph 44-2 of the Accounting Standard for Financial Instruments (ASBJ Statement No. 10, July 4, 2019). As a result, bonds payable, other securities and derivative transactions, which were reflected in consolidated balance sheets at their acquisition prices because they were traditionally considered financial products whose market values are extremely difficult to ascertain, are and will be reflected in consolidated balances at their market prices calculated using unobservable inputs based on the best information available, even when it is not possible to obtain observable inputs.

3.       Notes on accounting estimations

(1)       Impairment on fixed assets

(i)       Amounts recorded on the consolidated statements of income for the consolidated fiscal year under review

Tangible fixed assets and intangible fixed assets: ¥1,823,181 million, impairment loss ¥25,129 million

(ii)       Information that contributes to the understanding of accounting estimations

a.   Computation method

In computing impairment loss, we grouped assets in accordance with the minimum units generating cash flows that are more or less independent from other assets or asset groups. With regard to a fixed asset group whose fair market values have declined markedly compared to its carrying values due to continued falls in land prices or a fixed asset group whose income from operating activities continues to be negative, if the pre-discount total future cash flow value is less than the carrying value as a result of the above, we lower it to the recoverable value and record the lowered value as an impairment loss under extraordinary loss.

b.   Main assumptions

Recoverable values are computed in accordance with net sale values or the use value.

Net sale values are stated at the fair value of land or using the discounted cash flow method. Use value is computed by discounting future cash flows principally by 4.0% to 5.0%.

Main assumptions used for computing future cash flows are: i) transportation customer count and passenger count with regard to the Transportation Business; ii) property vacancy rates coupled with tenant behavior with regard to the Real Estate Business; (iii) customer behavior and customer count with regard to the Life Services Business; and (iv) unit accommodation rates and occupancy rate with regard to the Hotel and Resort Business.

On the question of when COVID-19 will end, we assume that a recovery will take place gradually, although its impacts will remain to a certain extent even in and after FY2022.

c.   Impacts on the consolidated financial statements for next fiscal year

Main assumptions pertaining to the estimation of future cash flows are highly uncertain, so actual numbers could potentially deviate from forecast numbers. In the event of a deviation from a forecast number in main assumptions, or a market price decline, if a recoverable value decreases, there is risk that an impairment loss will be incurred for the next fiscal year.

(2)       Recoverability of deferred tax assets

(i)       Amounts recorded on the consolidated statements of income for the consolidated fiscal year under review

Deferred tax assets (net): ¥7,803 million Income tax adjustments: ¥228 million

(Deferred tax assets before offsetting against deferred tax liabilities were ¥71,314 million)

(ii)       Information that contributes to the understanding of accounting estimations

a.   Computation method

Against deductible temporary differences and deferred liabilities for tax purposes, the recoverability of deferred tax assets is judged in accordance with taxable income and tax planning that are based on future profitability. The estimation of taxable income is based on the budget for the next consolidated fiscal year and the medium-term management plan.

b.   Main assumptions

Deferred tax assets are assets recorded mainly by the Company and its subsidiaries in the transportation segment. Assumptions on the budget for the next consolidated fiscal year and on when COVID-19 will end, as well as on transportation customer count in the Transportation Business, which all serve as the basis for the taxable income estimation, did not go so far as to normalize as of March 31, 2022. Therefore, it is assumed that deferred tax assets will recover gradually from FY 2022 onward.

c.   Impacts on the consolidated financial statements for next fiscal year

Our main assumptions are exposed to high uncertainty as to when COVID-19 will end, among other factors.
In the event of a deviation from a forecast number, such as due to a slower end to COVID-19 or a decline in transportation customer count in the Transportation Business, there is a risk that the judgment regarding the recoverability of deferred tax assets will be materially affected owing to fluctuations in the estimated taxable income value.

4. Notes to Consolidated Balance Sheet

(1) Pledged Assets and Secured Obligations

　　(i)　     Amount of pledged assets

Land and buildings for sale in lots	171	million yen
Buildings and structures	386,457	million yen
Machinery, equipment and vehicles	70,807	million yen
Land	126,555	million yen
Investment securities (Note 1)	12,339	million yen
Others	14,166	million yen
Total	610,497	million yen

(Note 1) The investment securities are provided as security in order to secure short-term debts of 1,850 million yen and long-term debts of 313,385 million yen of the parties to which the Company had invested.

(Note 2) In addition to the above, the following asset, which has been eliminated in the consolidating procedures, is pledged as collateral.

Shares of subsidiaries	357 million yen

　　(ii)　     Secured obligations

Short-term debt	15,920	million yen
Long-term debt	39,301	million yen
Others	3,237	million yen
Total	58,458	million yen

(2)	Accumulated depreciation of tangible fixed assets	1,318,734	million yen
(3)	Guarantee obligations, etc.
	Debt guarantee for companies and entities outside the corporate group	722	million yen
(4)	Accumulated amount of subsidies received for construction that was directly deducted from the purchase price of fixed assets	220,586	million yen
(5)	Transfer from fixed assets to land and buildings for sale due to change in purpose of holding	9,805	million yen

5. Notes to Consolidated Income Statement

(1) Employment adjustment subsidies

Employment adjustment subsidies for COVID-19 were recorded under non-operating profit.

6. Notes to Consolidated Statement of Shareholders’ Equity

(1) Matters related to total number of shares issued

Type of shares	Number of shares at the beginning of the consolidated fiscal year (thousand shares)	Increase in the number of shares during the consolidated fiscal year (thousand shares)	Decrease in the number of shares during the consolidated fiscal year (thousand shares)	Number of shares at the end of the consolidated fiscal year (thousand shares)
Common stock	624,869	－	－	624,869

(2) Matters related to treasury stock

Type of shares	Number of shares at the beginning of the consolidated fiscal year (thousand shares)	Increase in the number of shares during the consolidated fiscal year (thousand shares)	Decrease in the number of shares during the consolidated fiscal year (thousand shares)	Number of shares at the end of the consolidated fiscal year (thousand shares)
Common stock (Note)	20,776	3,055	1,299	22,532

(Notes) (1) The number of shares at the beginning of the consolidated fiscal year includes 310 thousand Company shares held by the executive compensation trust account.

(2) The number of shares at the end of the consolidated fiscal year includes 2,529 thousand Company shares held by the employee stock ownership plan trust account and the executive compensation trust account.

(3) The breakdown of the increase in the number of treasury stock is as follows:

(i)	Increase due to the market purchase authorized by resolution of the Board of Directors	3,050	thousand shares
(ii)	Increase due to the purchase of fractional shares	4	thousand shares
(iii)	An increase due to the acquisition of fractional shares that occurred due to a share exchange	0	thousand shares

(4) The breakdown of the decrease in the number of treasury stock is as follows:

(i)	Decrease due to the sale of shares in the employee stock ownership plan trust account	826	thousand shares
(ii)	Delivery of treasury shares due to a share exchange	467	thousand shares
(iii)	Decrease due to the share issuance in the executive compensation trust account	5	thousand shares
(ⅳ)	Decrease due to the request for additional purchase by shareholders of fractional shares	0	thousand shares

(3) Matters related to distribution of surplus

　　(i) Dividend payments, etc.

(Resolution)	Type of shares	Total dividends (million yen)	Dividend per share (yen)	Record date	Effective date
June 29, 2021 Annual General Meeting of Shareholders	Common stock	(Note 1) 3,023	5.0	March 31, 2021	June 30, 2021
November 9, 2021 Board of Directors meeting	Common stock	(Note 2)4,538	7.5	September 30, 2021	December 2, 2021

(Note 1) Total dividends include dividends of 1 million yen paid to the executive compensation trust account.

(Note 2) Total dividends include dividends of 22 million yen paid to the employee stock ownership plan trust account and the executive compensation trust account.

　　(ii) Dividends whose record date belongs to the current consolidated fiscal year but become effective in the following consolidated fiscal year

(Planned date of resolution)	Type of shares	Total dividends (million yen)	Dividend payment fund	Dividend per share(yen)	Record date	Effective date
June 29, 2022 Annual General Meeting of Shareholders	Common stock	(Note)4,538	Retained income	7.5	March 31, 2022	June 30, 2022

(Note) Total dividends include dividends of 18 million yen paid to the employee stock ownership plan trust account and the executive compensation trust account.

7．Notes on Financial Instruments

(1) Matters related to status of financial instruments

The Company and its consolidated subsidiaries raise funds mainly by borrowing the required money from financial institutions or by issuing corporate bonds according to the capital expenditure plan of each business including the railway and tramway business. Only surplus funds are utilized for fund management, and are managed with the principal guaranteed or with similar instruments. Derivatives are used to hedge risks that are described below, and are not used for speculative trading.

Pursuant to internal regulations, we are attempting to reduce the credit risks attributable to customers relating to trade notes and accounts receivable. Additionally, securities and investment securities are mainly stocks, and we regularly review the fair value and the financial position of the issuer.

Debts and corporate bonds are mainly used for capital expenditures and working capital. With regard to interest volatility risks of some long-term debts, interest rate swaps are used to fix interest payments, and interest rate currency swaps are used for foreign currency-denominated long-term debts and foreign currency-denominated corporate bonds associated with foreign exchange fluctuation risks and interest volatility risks, in order to fix principal and interest payments. Earthquake derivatives are also used to hedge income fluctuation risks associated with earthquake incidents. Derivative transactions are executed and managed in accordance with the internal regulations.

(2) Matters related to fair values of financial instruments

The amount reported in the consolidated balance sheet, fair values and differences between them as of March 31, 2022 are as follows:

Shares without a market price (amounting to \35,413 million as recorded on the consolidated balance sheet) are not included in “Other securities”. Notes on cash were omitted. We omitted notes on deposits, trade notes and accounts receivable, trade notes and accounts payable, and short-term debt as their fair values are almost identical to their carrying values because they are settled within a short period.

（Million yen）

	Amount reported in the consolidated balance sheet	Fair value	Difference
(1) Securities and investment securities
Held-to-maturity bonds (*2)	10	10	0
Affiliate securities	116,336	89,851	△26,485
Other securities	53,105	53,105	－
Total Assets	169,452	142,966	△26,485
(1) Corporate bonds (*1)	310,000	308,329	△1,670
(2) Long-term debt (*2)	540,060	553,059	12,998
Total Liabilities	850,060	861,388	11,328
Derivatives (*3)	262	262	－

(*1)  Includes bonds to be redeemed within one year.

(*2)  Includes debt payable within one year.

(*3)  Net positive and negative balances that arose from derivative transactions are presented on a net basis, and the item that is net debts in total is presented in brackets.

(3)     Information on the breakdown of the fair values of financial instruments by level

The fair values of financial instruments are classified under the following three levels in accordance with the observability and importance of inputs used for their fair value computation.

Level 1 fair value: A fair value computed in accordance with a (unadjusted) market price in an active market for a given asset or liability

Level 2 fair value: A fair value computed by using inputs that are directly or indirectly observable, other than level 1 inputs

Level 3 fair value: A fair value computed by using important inputs that are unobservable

If multiple inputs that significantly affect fair value computation are used, among the levels to which the inputs belong, the fair value is classified under the lowest level of the hierarchy for fair value calculation.

(i)       Financial assets and financial liabilities that are stated at fair value on the consolidated balance sheet

(Million yen)

Category	Fair value
	Level 1	Level 2	Level 3	Total
Securities and investment securities
Other securities
Shares	38,498	－	－	38,498
Bonds
Corporate bonds	－	4,919	－	4,919
Others	9,687	－	－	9,687
Total assets	48,186	4,919	－	53,105
Derivatives	－	－	262	262

(ii)       Financial assets and financial liabilities that are not stated at fair value on the consolidated balance sheet

(Million yen)

Category	Fair value
	Level 1	Level 2	Level 3	Total
Securities and investment securities
Bonds held to maturity
Corporate bonds	－	10	－	10
Shares in affiliates	89,851	－	－	89,851
Total assets	89,851	10	－	89,861
Corporate bonds	－	308,329	－	308,329
Long-term debt	－	553,059	－	553,059
Total liabilities	－	861,388	－	861,388

(Note) Valuation method and inputs that were used for computing fair values

Securities and investment securities

Shares and corporate bonds are stated at market prices. The fair values of listed shares are classified as level 1 fair values as they are traded in active markets. The fair values of corporate bonds are classified as level 2 fair values as they are not deemed to be market prices in active markets because such bonds are traded in markets only infrequently.

Derivatives

The fair values of earthquake derivatives are classified as level 3 fair values as their fair values are computed by using market prices informed by financial institutions who are trade counterparties. The fair values of interest rate swaps treated exceptionally and interest rate and currency swaps treated together (treated exceptionally or by transfer) are included in the fair values of long-term debt hedged individually due to being treated together with hedge targets (see the “Long-term debt” section below).

Corporate bonds

The fair values of corporate bonds issued by the Company are classified as level 2 fair values as they are computed in accordance with fair values in the main markets for the liabilities.

Long-term debt

The fair values of long-term debt are classified as level 2 fair values as they are computed using the discounted present value method in accordance with interest rates determined by reflecting the combined total principal and interest (*), the time to maturity of each debt, and credit risks involved.

(*)Applying to long-term debt for which interest rate swaps are treated exceptionally and interest rate and currency swaps are treated together (treated exceptionally or by transfer) is the combined total principal and interest, as determined in accordance with the interest rates on the interest rate swaps and on the interest and currency swaps (see the “Derivatives” section above).

8. Notes on Rental and Other Real Estate

(1) Matters related to status of rental and other real estate

The Company and some of its consolidated subsidiaries own office buildings to rent, commercial facilities to rent, rental housing and the like in the areas served by Tokyu Group in Tokyo and Kanagawa and other areas.

(2) Matters related to fair value of rental and other real estate

Million yen

Amount reported in the consolidated balance sheet	Fair value
560,330	1,066,665

(Note 1)	The amount reported in the consolidated balance sheet is the amount of the cost of acquisition less accumulated depreciation.

(Note 2)	The fair value at the end of the consolidated fiscal year has mainly been calculated by the Company based on the “real estate appraisal standards” (including those adjusted using relevant indexes), while the fair values of some major properties are based on the real estate appraisal determined by real estate appraisers, etc.

(Note 3)	Real estates under development are not included in the above table because it is extremely difficult to determine their fair values.

9．Notes on Per Share Information

(1)	Net assets per share	¥ 1,167.07
(2)	Net income per share	¥14.58

(Note)	As stated in the section titled “2. Notes on changes in accounting policies,” we applied the “Accounting Standard for Revenue Recognition.” As a result, net assets per share decreased by ¥8.58 and net income per share increased by ¥0.40 for the fiscal year under review.

10．Notes on Major Subsequent Events

Not applicable

11. Notes on revenue recognition

(1) Revenue breakdown

(Million yen)
	Reporting segment				Total
	Transportation Business	Real Estate Business	Life Services Business	Hotel and Resort Business
Tokyu Railways, etc. (railway business	119,276	－	－	－	119,276
Tokyu Bus and Tokyu Transse (bus business)	22,979	－	－	－	22,979
Transportation Business and Others	20,670	－	－	－	20,670
Tokyu Corporation: Real estate sales business	－	49,244	－	－	49,244
Tokyu Corporation: Real estate leasing business	－	72,755	－	－	72,755
Real Estate Business and Others	－	65,182	－	－	65,182
Tokyu Department Store (department store business)	－	－	72,308	－	72,308
Tokyu Store (chain store business)	－	－	204,061	－	204,061
Retail and Others	－	－	51,594	－	51,594
Tokyu Recreation (film business)	－	－	21,920	－	21,920
its communications (cable television business)	－	－	26,017	－	26,017
Tokyu Agency (advertising business)	－	－	52,289	－	52,289
ICT, Media, and Others	－	－	61,176	－	61,176
Tokyu Hotels, etc. (Note 2) (domestic hotel business)	－	－	－	28,675	28,675
Hotel and Resort Business and Others	－	－	－	10,959	10,959
Total	162,927	187,183	489,368	39,634	879,112
Revenue from contracts with customers	160,932	121,015	457,715	39,116	778,778
Other revenue (Note 1)	1,994	66,167	31,653	518	100,333

(Note 1) “Other revenue” includes rent revenue under the Accounting Standard for Lease Transactions (Accounting Standards Board of Japan [ASBJ] Statement No. 13, March 30, 2007).

(Note 2) For presentation, “Tokyu Hotels, etc.” include Tokyu Hotels Co., Ltd., New Perspective GK, and TH Properties Sdn Bhd.

(2)       Information serving as a basis for understanding revenue

a.	Transportation Business

Revenue from passenger transportation commuter tickets in the railway business and the bus business is recognized in accordance with the passage of time from the validity start date to the end date, as a uniform service is provided over the contract term. Fares, being paid in advance, neither include any significant interest factor nor any variable fare.

In some work transactions in the railway carriage business, as a work contract is executed, revenue is recognized in pace with the progress of work. This is because we think that work execution obligations are fulfilled in pace with the progress of work over the course of the contract term. The progress of work is measured in accordance with the cost of work incurred up to the last day of a reporting period, as a percentage of expected total work cost. For some work contracts, transaction fees are received in stages during the contract term, regardless of the fulfillment of obligations, with the outstanding fees being received after the complete fulfillment of the obligations. Such fees neither include any significant interest factor nor any variable fare.

b.	Real Estate Business

In some transactions in construction business, as a work contract is executed, revenue is recognized in pace with the progress of work. This is because we think that work execution obligations are fulfilled in pace with the progress of work over the course of the contract term. The progress of work is measured in accordance with the cost of work incurred up to the last day of a reporting period, as a percentage of expected total work cost. For some work contracts, transaction fees are received in stages during the contract term, regardless of the fulfillment of obligations, with the outstanding fees being received after the complete fulfillment of the obligations. Such fees neither include any significant interest factor nor any variable fare.

c.	Life Services Business

With regard to revenue from transactions in which the goods are considered delivered at the time they are sold, advertising media transactions and transactions involving drop-shipping, revenue from transactions in which the Company and its consolidated subsidiaries provide merchandise or services to customers as an agent is recognized in the net amount calculated by subtracting the amount paid to the suppliers of the merchandise or providers of the services from the amount received from customers.

In any transaction in which the Company or its consolidated subsidiaries act as a supplier or an agent, fees are paid in exchange therefor within a short period, and they neither include any significant interest factor nor any variable fee.

In the electricity retailing business, revenue generated from the meter reading date to the accounting closing date is estimated pursuant to the Application Guidance for the Accounting Standard for Revenue Recognition Lease Transactions (Accounting Standards Board of Japan [ASBJ] Application Guidance No. 30). The estimated amount is determined in accordance with the meter reading for the next month, with electricity fees being paid within a short period. Such fees neither include any significant interest factor nor any variable fare.

We operate a customer loyalty program in which customers are provided with points that can be redeemed in exchange for discounts at the time of future purchases, and recognize, as revenue, the transaction value allocated to points at the time of point redemption by dividing the transaction value into a points portion and a merchandise portion in accordance with the percentage of the item’s standalone selling price. Moreover, our consolidated subsidiaries issue Tokyu Group gift vouchers, and each subsidiary recognizes revenue from the portion to which it will likely be entitled in the future, among unused gift voucher portions, in proportion to the revenue recognized from used gift voucher portions.

Our consolidated subsidiaries operate serviced homes for senior citizens. A move-in lump-sum payment is received by operators of serviced senior citizen homes at the time of customer move-in. Revenue from move-in lump-sum payments is recognized over the expected residence period, as the customer is allowed to enjoy benefits with service continuing to be provided over the future residence period. Such move-in lump-sum payments neither include any significant interest factor nor any variable fare.

d.	Hotel and Resort Business

In the Hotel and Resort Business, fees are paid in exchange within a short period, so they neither include any significant interest factor nor any variable fee.

(3)       Information for understanding revenue amounts for the consolidated fiscal year under review and the next consolidated fiscal year onward

a.	Balance of contract assets and contract liabilities

(Million yen)
The consolidated fiscal year under review
Receivables generated from contracts with customers (beginning balance)	120,042
Receivables generated from contracts with customers (ending balance)	146,286
Contract assets (beginning balance)	6,219
Contract assets (ending balance)	7,316
Contract liabilities (beginning balance)	39,059
Contract liabilities (ending balance)	39,401

Contract assets are recognized mainly through work contracts, agency advertising services, and electricity retailing business. Work contracts concern the rights of the Company or its consolidated subsidiaries to unclaimed fees for work that has generated an asset under customer control. Agency advertising services concern the rights of the Company or its consolidated subsidiaries to unclaimed fees for the provision of goods or services that has been completed. In the electricity retailing business, revenue is recognized in the estimated amount generated from the meter reading date to the accounting closing date. When the rights of the Company or its subsidiaries to fees become unconditional, contract assets are transferred to receivables generated from contracts with customers.

Contract liabilities concern mainly fees received from customers in advance, such as fares received in advance, Tokyu Group loyalty points and gift vouchers, and move-in lump-sum payments for serviced senior citizen homes. Contract liability is reversed due to revenue recognition.

Of the revenues recognized for the consolidated fiscal year under review, the amount not included in the beginning balance of contract liabilities was ¥20,366 million.

b.	Transaction prices allocated to residual fulfillment obligations

The Company and its consolidated subsidiaries apply a convenient method for practical purposes in recording notes on transaction prices allocated to residual fulfillment obligations, which do not include the fulfillment obligations for: i) commuter tickets for which the initially-planned contract term is up to one year in the Transportation Business; ii) comprehensive management and operation in the Real Estate Business, for which there is a right to receive fees from customers that directly concern customers’ value associated with the portion of fulfillment obligations satisfied to date; and iii) the cable TV business in the Life Services Business. Fees generated from contracts with customers do not contain any significant amount not included in the transaction price.

Fulfillment obligations not yet satisfied concern mainly point programs, Tokyu Group gift vouchers, work contracts, real estate sale contracts, and move-in lump-sum payments for serviced senior citizen homes. Revenue from loyalty point programs or Tokyu Group gift vouchers is recognized in pace with actual usage, revenue from work contracts is recognized in pace with the progress of work, revenue from real estate sale contracts is recognized at the time of property handover, and revenue from move-in lump-sum payments for serviced senior citizen homes is recognized over the expected residence period.

Fulfillment obligations not yet satisfied concerning loyalty point programs amounted to ¥2,509 million as of March 31, 2022. Revenue from loyalty programs is expected to be recognized over the coming three years.

Fulfillment obligations not yet satisfied concerning Tokyu Group gift vouchers amounted to ¥7,364 million as of March 31, 2022. Revenue from the unused portion of gift vouchers is expected to be recognized in proportion to the exercise of rights by customers, in principle, over a certain period from issuance, as there is no expiry date for gift vouchers.

Fulfillment obligations not yet satisfied concerning work contracts amounted to ¥14,080 million as of March 31, 2022, approx. 80% of which was expected to be recognized as revenue within one year and approx. 20% of which was expected to be recognized as revenue after more than one year but within three years.

Fulfillment obligations not yet satisfied concerning real estate sale contracts amounted to ¥37,281 million as of March 31, 2022, approx. 40% of which was expected to be recognized as revenue within one year and approx. 60% of which was expected to be recognized as revenue after more than one year but within three years.

Fulfillment obligations not yet satisfied concerning move-in lump-sum payments for serviced senior citizen homes amounted to ¥6,378 million as of March 31, 2022, approx. 20% of which was expected to be recognized as revenue within one year and approx. 30% of which was expected to be recognized after more than one year but within three years, and approx. 50% of which was expected to be recognized as revenue after more than three years.

12．Other Notes

  (1)  Impairment losses

For the calculation of impairment losses, the Company grouped its assets by the smallest grouping unit that generates independent cash flow separately, in general, from the cash flow generated from other assets or asset groups. As a result, for the fixed asset groups for which the fair value has decreased conspicuously compared to the book value due to the continuous decline in land prices, and the fixed asset groups that continue to report loss from operating activities (a total of 100 groups), the book values are reduced to their recoverable values during the consolidated fiscal year, and such reduction is recorded as impairment loss (25,129 million yen) under extraordinary losses.

*Breakdown of impairment losses by area

・Tokyo metropolitan area	5,041	(of which, land:	－	, buildings & structures:	3,992	, others:	1,049)	million yen
・Chubu and Hokuriku area	18,594	(of which, land:	12,868	, buildings & structures:	4,939	, others:	787)	million yen
・Kinki area	1,137	(of which, land:	－	, buildings & structures:	567	, others:	570)	million yen
・Others	355	(of which, land:	－	, buildings & structures:	251	, others:	103)	million yen

（2）Segment information

(Million yen, rounded down to the nearest million)

Reported segment	Operating revenue	Operating profit
Transportation	166,557	△3,937
Real Estate	223,263	45,230
Life Service	502,747	6,600
Hotel and Resort	43,523	△16,736
Total	936,091	31,157
Adjustments	△56,978	386
Amount posted in the consolidated financial statements	879,112	31,544

1	Current Situation in the Group

1.	Progress and Results of the Business

During the current fiscal year, although the Japanese economy was showing signs of recovery in corporate earnings, personal consumption and the employment situation remained weak due to the prolonged impact of COVID-19. The state of vaccinations in Japan continues to improve, and efforts are being made to prevent the spread of infection while maintaining economic activities. However, the future is still uncertain, with concerns such as the tense situation in Ukraine and mutations causing infections to spread once more.

Within the Group, while the real estate business performed well, both the transportation and hotel and resort businesses continued to struggle due to the prolonged impact of COVID-19. Under these circumstances, in May of last year we formulated a three-year medium-term management plan and have since been working to restore earnings by responding to changes in the business environment and promoting structural reforms.

As a result, operating revenue for the current fiscal year was 879.112 billion yen (down 6.1% YoY), operating profit was 31.544 billion yen (-% YoY), recurring profit was 34.998 billion yen (-% YoY), and profit attributable to owners of the parent company was 8.782 billion yen (-% YoY).

Progress and Results of the Business

In the transportation business, both the number of passengers in the railway and bus businesses as well as the number of airport users showed a certain level of recovery from the drop caused by the state of emergency declared the previous fiscal year. Although operating income improved by 22.0 billion yen YoY thanks to revenue recovery and cost reductions, there was still an operating loss of 3.9 billion yen.

Revision of railway passenger fares

Based on the medium-term business strategy, Tokyu Railways Co., Ltd. is promoting structural business reforms aimed at reducing fixed costs and improving productivity, pursuing safety and security, and taking environmentally friendly initiatives. We are working to continuously provide social value that meets the needs of the times, improving the comfort of urban transportation and more. As such, we have decided to revise fares in March 2023 in order to continue to appropriately maintain and renew our high-level railway infrastructure to keep our railway business safe and secure.

Pursuing safety and security

The “Three 100%” have been set as initiatives for safety and security, aiming for the full installation of fixed platform fences with platform door sensors, security cameras in railcars, and devices for detecting obstacles on railroad crossings. In July 2021, following the installation of platform doors and security cameras in railcars, we completed the installation of obstacle detection devices at all railway crossings on all Tokyu lines (excluding both the Setagaya Line and the Kodomonokuni Line).

Furthermore, in an effort to utilize new technology and advance maintenance work, in September 2021 we introduced new railway maintenance technology that applied the road maintenance management system “InfraDoctor®,” which is used on Metropolitan Expressways and other important roads.

Improving convenience and comfort

Preparations are currently underway for the opening of the Tokyu Shin-Yokohama Line, scheduled for March 2023. Its opening will form a wide-area rail network that extends from central Kanagawa and western Yokohama to the western 23 wards of Tokyo, northern Tokyo Tama, and central and western Saitama, improving the convenience and speed of transportation by shortening travel times, reducing the number of transfers, and more.

Environmental initiatives in railway services

Since 2016, we have been carrying out the “Ki ni Naru Renewal” renovation project for station buildings along the Ikegami Line using Tama-grown timber. Following Togoshi-Ginza and Hatanodai Stations, the renovation of Nagahara Station was completed in December 2021, creating a station space that is more intimate and familiar to locals by taking advantage of the characteristics of the line, and achieving a reduction in CO2 emissions.

InfraDoctor® measurement vehicle LED lighting with integrated security camera IoTube Concourse outside the ticket gate of Nagahara Station, Ikegami Line “Ki ni Naru Renewal”

Progress and Results of the Business

In the real estate business, operating profit increased by 16.2 billion yen YoY, for a total of 45.2 billion yen, thanks to an increase in the number of commercial facilities users compared to the previous fiscal year and favorable performance in the real estate sales business due to the sale of office buildings. In the office leasing business, vacancy rates are on the rise due to COVID-19, but the rate remained low for properties owned by the Company compared to the average for each area.

Shibuya Station area development project initiatives

In July 2021, the “Greater SHIBUYA 2.0” urban development strategy was formulated for the area around Shibuya Station and the greater Shibuya area in response to changes in behavioral patterns such as consumption and movement as well as a growing interest in environmental issues. By realizing a “Shibuya-style urban life” that fuses “work,” “play,” and “living” and allows those who spend time in Shibuya to do so happily and comfortably, we will promote urban development that further enhances the appeal of the area.

In July 2021, the “Shibuya Hikarie, Hikarie Deck” opened. The deck was opened in advance as part of the approximately 800-m long pedestrian flow line connecting the east and west of Shibuya Station, and in the future it will further improve mobility between Miyamasuzakaue and Dogenzakaue.

In December 2021, we began work on the “Shibuya 2-Chome 17 District Urban Redevelopment Project” planned for the Shibuya Station East Exit area. In August of the same year, this project was the first super high-rise mixed-use building in Tokyo to obtain the “ZEB Oriented” certification for buildings that reduce their energy load through advanced architectural design.

Promoting domestic and overseas urban development

In November 2021, we began construction on and selling units for the Dresser Tower Shin-Tsunashima condominium building, which is directly connected to Shin-Tsunashima Station on the Tokyu Shin-Yokohama Line and is scheduled to open in March 2023.

Also in November 2021, the facility name for the Kabukicho 1-chome district development plan, promoted together with Tokyu Recreation Co., Ltd. was decided to be “Tokyu Kabukicho Tower.” It is a super high-rise complex with a height of approximately 225m that will consist of entertainment facilities, including a cinema, theater, live music venue, and hotels, based on the concept of the “creation of a venue to master one’s ‘likes.’” It is scheduled to open in April 2023.

The 557-unit condominium building “SORA gardens II” was completed in May 2021 in Binh Duong New City, Vietnam. We are currently working to further improve the value of the city, such as with the construction of “SORA gardens SC (Phase 1), the New City’s first large-scale commercial facility, which began in March 2022. Furthermore, in addition to the existing 180 units, 32 more units were newly made available with HarmoniQ Residence Sriracha, the rental housing business for Japanese families in Sriracha, Thailand.

Shibuya Hikarie Hikarie Deck Kabukicho Tower (artist’s rendition) SORA gardens II

Progress and Results of the Business

The number of users of Tokyu Department Store Co., Ltd. recovered from the decline seen in the previous fiscal year due to the state of emergency and people staying at home, and so companies such as Tokyu Store Corporation and its communications Inc., performed well, with operating profit recovering 10.4 billion yen YoY for a total operating profit of 6.6 billion yen.

Initiatives in the life services business

Tokyu Security Co., Ltd. introduced “Kids Security Mimamorume,” a service that notifies parents of their children’s arrival at and departure from school via email, to approximately 150 municipal schools in the Kawasaki area. Additionally, Tokyu-Wellness Corporation understands the needs of customers accompanying the aging of the area along the Tokyu lines, and began offering the “Paid Nursing Home Referral Service - Sumairu -” from October 1, 2021.

Tokyu Department Store Co., Ltd. held the grand opening of the “Shibuya Tokyu Food Show” in July 2021, completing the “Shoku no Ichi Dai Market,” three large sales floors spanning both the east and west sides of Shibuya Station (Tokyu Food Show Edge, Toyoko Norengai, and Shibuya Tokyu Food Show, a total of 240 stores).

Shibuya Tokyu Food Show

Progress and Results of the Business

The occupancy rate for guest rooms for Tokyu Hotels Co., Ltd. gradually increased thanks to demand related to the Tokyo Olympics and Paralympics games and a temporary decrease in the number of COVID-19 infections, recovering to 64.9% in December 2021. Afterward, however, due to a rapid resurgence of infections caused by new strains of COVID-19, there was once again a decline, ending at 44.1% for the year. Although there was a recovery of 14.4 billion yen YoY, there was still a 16.7 billion yen operating loss.

Smart check-in

Structural reform initiatives

Tokyu Hotels Co., Ltd. has been working to reduce labor costs by withdrawing from unprofitable locations, negotiating rent reductions, promoting the operation of stores with fewer staff, and more. Additionally, costs have been thoroughly reduced through the use of multitasking, having a single employee perform multiple tasks and allowing for in-house cleaning of guest rooms and calls, etc.

We have endeavored to create initiatives in line with changes in lifestyle and new profit opportunities, such as through allowing the use of guest rooms as shared offices, participating in “Tsugi Tsugi,” a flat-rate excursion-type residence change service, and introducing online check-in services via smartphone for all directly managed locations.

Room office use

Realization of a sustainable company and society, and the promotion of DX

Utilizing renewable energy from solar power plants in facilities

Tokyu Power Supply Co., Ltd. has been promoting initiatives aimed at reducing CO2 emissions, such as by using renewable energy from solar power plants owned by Setagaya Ward for the Tokyu Group’s main facilities in the same ward.

Dresser Tower Musashikosugi, Dresser Tower Minami-machida Grandberry Park

Construction has begun on the Dresser Tower Musashikosugi and Dresser Tower Minami-machida Grandberry Park condominium buildings, which use effectively 100% renewable energy to power all residences and common areas.

Operating the SDGs Train “Toward a Beautiful Age”

In September 2020, the Tokyu Group and Hankyu Hanshin Holdings, Inc. began joint operation of the special “SDGs Train ‘Toward a Beautiful Age,’” which displays various messages to foster momentum and promote understanding of the SDGs. Operation of the train will continue this year as well.

Sustainability bond

In December 2021, we issued a “sustainability bond” following 2020 to raise funds for projects related to solving social and environmental issues. A total of 20.0 billion yen was raised between individual and institutional investors, and the money was used to introduce new train cars, develop railway-related infrastructure, and other expenditures required to respond to climate change.

Nadeshiko Brand

In March 2022, the Ministry of Economy, Trade and Industry, in collaboration with the Tokyo Stock Exchange, selected us as a “Nadeshiko Brand” for the 10th consecutive year, an award given to listed companies that excel in promoting the active participation of women in the workplace.

Establishment of a new organization to realize “urban development DX”

In October 2021, we established “Digital Platform,” a new organization aimed at centralized, full-scale promotion of digitalization in the Group. We will make greater use of the Group’s wide range of “real” customer contact points and promote urban development unique to Tokyu by developing services that take advantage of a combination of both “digital” and “real” aspects.

2.       Issues to be Addressed

In September 2019, we formulated a long-term management initiative that summarizes our long-term management stance, area strategies, business strategies, and more. With this initiative, we recognize once more that the Tokyu Group’s slogan, ”Toward a Beautiful Age - Tokyu Group,” is a universal standard of value, based on the theme of “creating a beautiful living environment for our future.”

We will continue to promote sustainable management by facing “important sustainability themes” set with the SDGs in mind and continuously working to solve social issues through our businesses. Through this we will realize the creation of a beautiful living environment.

Three-year medium-term management plan (FY2021 to FY2023)

In May of last year, we formulated a three-year medium-term management plan that began in FY2021. Under the theme of “変革 (Henkaku),” our basic policy is to recover and evolve revenue in response to changes in the operating environment. We have positioned this period under the plan as a turning point for new growth, aiming to achieve sustainable growth by enforcing key strategies in each business.

Example initiatives for achieving the Environmental Vision 2030

100% of electricity from renewable energy for all railway lines

As a symbolic action toward the realization of a decarbonized, recycling-based society in the areas along our railway lines, from April 2022, we replaced the electricity required for operation on all Tokyu lines with electricity from renewable energy that achieves effectively zero CO2 emissions. This is the first initiative in Japan to use 100% renewable energy for all routes.

The Setagaya Line has been running on 100% renewable energy since 2019, but from this year we have expanded this to seven railway lines, including the Toyoko Line. With this we expect a reduction of approximately 165,000t of CO2 annually.

This measure is an important part of realizing the Environmental Vision 2030, the goal of which is to create a community where everyone can contribute to a sustainable society and the regeneration of the local environment.

The 2020 series trains have improved environmental performance
Kamata Station platforms now use LED lighting

Start of the “nexus concept”

In the Tama Den-en-toshi area we have started the “nexus concept,” a new urban development initiative that starts with residents. A “nexus” is a link or connection. This concept aims to create a “walkable neighborhood” in the Tama Den-en-toshi area where elements of daily life such as living, studying, working, and playing are fused with nature and agriculture, realizing a free and plentiful life in the suburbs from the point of view of residents.

Rather than working on our own, we promoted this concept by enlisting governments and companies that have empathized with the initiative as “buddies,” collaborating with multiple buddies and building a sustainable local network that starts with residents.

The first stage for this concept, nexus Challenge Park Hayano, was established in April 2022 in the Nijigaoka and Susukino housing areas near the border of Kawasaki and Yokohama as a base for working on various demonstration experiments with buddies. On the lush green (approx.) 8,000m2 site, we have created a space that can be used for multiple purposes, such as farmland where everyone in the community can work together or intermingling space promoting local production for local consumption. It will also be jointly operated as a place that can be freely used by local residents on a daily basis. Not only residents, but local farmers and schools as well. Buddies such as companies, governments, and more will continue to gather and connect, and all of us will work together to create attractive urban systems from the residents’ point of view.	nexus Challenge Park Hayano

For details on the Environmental Vision, refer to the following URL or the QR code to the right <https://www.tokyu.co.jp/ir/library/library_12.html>

3.       Status of Capital Investments

Capital investments in the Group during the current fiscal year totaled 117.451 billion yen, with the major items being as follows:

Business segment	Details of major capital investments
Transportation Business

Tokyu Railways Co., Ltd.:

1.       Further pursuit of safety, security, and environment

(1)       Introducing new train cars

(2)       Countermeasures for natural disasters

(3)       Strengthening the ability to respond to abnormalities

2.       Evolution of universal services

(1)       Promoting a reduction in steps and gaps between platforms and vehicle doors

(2)       New construction of Meguro Line on-board LCD monitors

(3)       Platform door extension work for 8-car train formations on the Meguro Line

3.       Improving comfort and solving problems related to urban transport

(1)       Strengthen transportation capacity with 8-car train formations on the Meguro Line, various construction work for the opening of the Tokyu Shin-Yokohama Line

(2)       Okusawa Station connecting deck and side track maintenance

(3)       Expanding paid seating service

4.       Platforms connecting people, cities, and lifestyles

(1)       Nagahara Station renewal work (Ikegami Line)

(2)       Toritsu-Daigaku Station outer wall reinforcement work and platform roof extension work (Toyoko Line)

Real Estate Business	The Company: Kabukicho 1-chome district development plan (Shinjuku TOKYU MILANO redevelopment plan)

4.       Status of Financing Arrangements

In order to allocate funds for capital investment and repayment of loans for the current fiscal year, the Company borrowed amounts as necessary, in addition to 40 billion yen in corporate bonds (of which, 10 billion yen is sustainability bonds for individual investors and 10 billion yen is for institutional investors) and an interactive sustainability-linked loan of 18.4 billion yen from the Development Bank of Japan.
　For the purpose of improving the fund efficiency of the Company and its subsidiaries, Tokyu Finance & Accounting Co., Ltd., a subsidiary of the Company, has concluded loan commitment line agreements with financial institutions with a total amount of 60 billion yen.
　At the end of the current fiscal year, the balance of consolidated interest-bearing debt including corporate bonds and borrowings was 1,195.756 billion yen, an increase of 13.561 billion yen from the end of the previous fiscal year.

5.	Acquisition or Disposal of Shares, Other Equity, Stock Acquisition Rights, etc., of Another Company

With June 1, 2021 as the effective date, the Company carried out a share exchange with the goal of making Nagano Tokyu Department Store Co., Ltd. a wholly owned subsidiary, succeeding in making the company a wholly owned subsidiary of the Company on that same date.

6.       Status of Assets and Profit and Loss

In accordance with laws and regulations and Article 15 of the Articles of Incorporation, information is available on the Company’s website (https://www.tokyu.co.jp/).

７. Status of significant subsidiaries

Business segment	Company name	Share capital (million yen)	Ownershipratio	Principal business
		(million yen)	(%)
Transportation infrastructurebusiness	Tokyu Railways Co., Ltd.	100	100.00	Railway business
	Tokyu Bus Corporation	100	100.00	Bus business
Real estate business	Tokyu Facility Service Co., Ltd.	100	100.00	Real estate management business
Life service business	Tokyu Department Store Co., Ltd.	100	100.00	Department store operations
	Tokyu Store Chain Co., Ltd.	100	100.00	Chain store operations
	Tokyu Malls Development Corporation	100	100.00	Shopping center operations
	its communications Inc.	5,294	100.00	Cable television business
	Tokyu Agency Inc.	100	98.95	Advertising agency services
	Tokyu Recreation Co., Ltd.	7,028	50.12	Audiovisual business
Hotel and resort business	Tokyu Hotels Co., Ltd.	100	100.00	Hotel business

（Note）1．Ownership ratios include shares held by subsidiaries.

2．The Company has 129 consolidated subsidiaries (decrease of 5 companies from the previous year) including the above 10 companies, and 29 equity-method affiliates (increase of one company from the previous year).

８. Main business and business locations, etc.

　In accordance with laws and regulations and Article 15 of the Articles of Incorporation, information available on the Company’s website(https://www.tokyu.co.jp/).

９. Status of employees

　In accordance with laws and regulations and Article 15 of the Articles of Incorporation, information available on the Company’s website(https://www.tokyu.co.jp/).

10. Status of major lenders

　In accordance with laws and regulations and Article 15 of the Articles of Incorporation, information available on the Company’s website(https://www.tokyu.co.jp/).

2	Status of the Company

１. Share Overview

❶ Authorized shares	900,000,000	shares

❷ Shares outstanding	624,869,876	shares	(of which treasury shares: 19,749,004 shares)

❸ Number of shareholders	97,341		(increase of 1,755 from the end of the previous fiscal year)

❹ Major shareholders
Name	Number of shares	Raito of shares held to total shares
	(thousand shares)	（%）
The Master Trust Bank of Japan, Ltd. (Trust Account)	86,365	14.27
The Dai-ichi Life Insurance Company, Limited	30,990	5.12
Custody Bank of Japan, Ltd.（Trust Account)	26,443	4.37
Nippon Life Insurance Company	23,527	3.89
Sumitomo Mitsui Trust Bank, Limited	22,395	3.70
Mizuho Bank, Ltd.	9,906	1.64
Taiyo Life Insurance Company	9,566	1.58
Mitsubishi UFJ Trust and Banking Corporation	9,393	1.55
MUFG Bank, Ltd.	8,951	1.48
STATE STREET BANK WEST CLIENT - TREATY 505234	8,738	1.44

（Note）1．The top 10 shareholders are shown. The ratio of shares held to total shares is calculated after subtracting treasury stock from total number of outstanding shares.

2．Although the Company owns 19,749,000 shares of treasury shares, it is not included in the above major shareholders.

２. Status of Officers

❶ Status of Directors and Audit & Supervisory Members

Outside Directors	Outside Directors	Independent Director	Significant concurrent positions
Position	Name	Responsibilities	Significant concurrent positions
Chairman of the Board & Representative Directoer	Hirofumi Nomoto	Responsible for Business Administration	Director of Tokyu Fudosan Holdings Corporation Director of Tokyu Recreation Co., Ltd. Outside Director of TOEI COMPANY, LTD. Outside Director of Mitsubishi UFJ Financial Group,Inc.
Representative Director & President	Kazuo Takahashi	Responsible for Business Administration	Outside Director of Shochiku Co., Ltd.
Representative Director & Vice President	Masao Tomoe	Responsible for Business Administration	Outside Director of Tokyu Recreation Co., Ltd.
Director & Senior Managing Executive Officer	Toshiyuki Hoshino	Responsible for Hospitality Business Unit and International Business Strategy Headquarters
Director & Managing Executive Officer	Hirohisa Fujiwara	Responsible for Retail Business Unit and Financial Strategy Headquarters	Outside Director of Gurunavi, Inc.
Director & Managing Executive Officer	Toshiyuki Takahashi	Responsible for Development Business Unit
Director & Managing Executive Officer	Setsu Hamana	Responsible for General Manager of Corporate Planning Headquarters, Human Resources Headquarters and Tokyu Hospital
Director	Kiyoshi Kanazashi		Chairman of Tokyu Fudosan Holdings Corporation Director of Tokyu Recreation Co., Ltd.
Director	Isao Watanabe

Position	Name			Significant concurrent positions
Director	Keiichi Konaga	Outside Directors	Independent Director	President of Human Resources Training Center Japan
Director	Reiko Kanise	Outside Directors	Independent Director	Representative Director of LENAJAPONINSTITUTION CO., LTD. Representative Director of Kei Associates Inc. Outside Director of FOOD & LIFE COMPANIES LTD. Outside Director of KITAMURA HOLDINGS Co.,Ltd.
Director	Midori Miyazaki	Outside Directors	Independent Director	Professor, Chiba University of Commerce
Director	Kunio Shimada	Outside Directors	Independent Director	Representative Partner of SHIMADA HAMBA & OSAJIMA Supervisory Director of Hulic Reit, Inc. Director who is audit and supervisory committee members of TSUGAMI CORPORATION
Director	Hiroshi Shimizu	Outside Directors	Independent Director	Representative Director & President of Nippon Life Insurance Company Outside Director of FUJI KYUKO Co.,LTD.
Audit & Supervisory Board Member	Takehiko Shimamoto
Audit & Supervisory Board Member	Naohisa Akimoto
Audit & Supervisory Board Member	Kunio Ishihara	Outside Directors	Independent Director

Advisor of Tokyo Marine & Nichido Fire Insurance Co., Ltd.

Outside Director of Japan Post Holdings Co. Ltd.

Outside Director and Audit and Supervisory

Committee Member of Nikon Corporation Outside Audit & Supervisory Board Member of Mitsubishi Research Institute, Inc.

Audit & Supervisory Board Member	Shigeo Tsuyuki	Outside Directors	Independent Director	Corporate Adviser of The Dai-ichi Life Insurance Company, Limited

(Note)1.	Changes in Directors are as follows:

● On June 29, 2021, Director Kunie Okamoto retired due to the expiration of his term of office.

● On June 29, 2021, Directors Isao Watanabe, Kunio Shimada, and Hiroshi Shimizu were newly elected and assumed office.

2.	On June 18, 2021, Director Hiroshi Shimizu was appointed as an Outside Director of Fuji Kyuko Co., Ltd.

3.	On June 21, 2021, Audit & Supervisory Board Member Shigeo Tsuyuki retired from his role as a Director of Dai-ichi Life Holdings, Inc., and assumed the post of an Advisor for The Dai-ichi Life Insurance Company, Limited on that same date.

4.	On June 28, 2021, Director Reiko Kanise was appointed as an Outside Director of Kitamura Holdings Co., Ltd.

（Note）5．As of April 1, 2022, the positions and responsibilities of Directors are as follows.

Neme	Position and Responsibilities
	As of March 31, 2022		As of April 1, 2022
Hirofumi Nomoto	Chairman of the Board & Representative Directoer	Responsible for Business Administration	Chairman of the Board & Representative Directoer	Responsible for Business Administration
Kazuo Takahashi	Representative Director & President	Responsible for Business Administration	Representative Director & President	Responsible for Business Administration
Masao Tomoe	Representative Director & Vice President	Responsible for Business Administration	Representative Director & Vice President	Responsible for Business Administration
Toshiyuki Hoshino	Director & Senior Managing Executive Officer	Responsible for Hospitality Business Unit and International Business Strategy Headquarters	Director & Senior Managing Executive Officer	Responsible for Hospitality Business Unit and International Business Strategy Headquarters
Hirohisa Fujiwara	Director & Managing Executive Officer	Responsible for Retail Business Unit and Financial Strategy Headquarters	Director & Managing Executive Officer	Responsible for Retail Business Unit and Financial Strategy Headquarters
Toshiyuki Takahashi	Director & Managing Executive Officer	Responsible for Development Business Unit	Director & Managing Executive Officer	Responsible for Development Business Unit
Setsu Hamana	Director & Managing Executive Officer	Responsible for General Manager of Corporate Planning Headquarters, Human Resources Headquarters and Tokyu Hospital	Director & Managing Executive Officer	Responsible for General Manager of Corporate Planning Headquarters, Human Resources Headquarters and Tokyu Hospital
Kiyoshi Kanazashi	Director		Director
Isao Watanabe	Director		Director
6.	The Company has adopted an Executive Officer System, and as of April 1, 2022, the following are officers who are not concurrently serving as directors:

Name	Position and responsibilities
	As of March 31, 2022		As of April 1, 2022
Toshiyuki Ichiki	Director & Managing Executive Officer	Responsible for Transportation Infrastructure Unit and Shinjuku Project Planning and Development Headquarters	Director & Managing Executive Officer	Responsible for Transportation Infrastructure Unit and Shinjuku Project Planning and Development Headquarters
Masahiro Horie	Director & Executive Officer	Responsible for Building Management Unit	Director & Executive Officer	Responsible for Building and Hotel Management Unit
Hidetoshi Tajima	Executive Officer	Responsible for Corporate Affairs Headquarters	Executive Officer	Responsible for Corporate Affairs Headquarters
Ryosuke Toura	Executive Officer	Responsible for Lifestyle Service Business Unit and Future Design Lab	Executive Officer	Responsible for Lifestyle Service Business Unit and Future Design Lab
Toshitake Ashizawa	Executive Officer	Executive General Manager of Human Resources Strategy Headquarters	Executive Officer	Executive General Manager of Human Resources Strategy Headquarters
Mie Kanai	Executive Officer	Executive General Manager of Lifestyle Service Business Headquarters	Executive Officer	Executive General Manager of Lifestyle Service Business Headquarters
Takuya Iwai	Executive Officer	Executive General Manger of Urban Development Business Headquarters	Executive Officer	Executive General Manger of Urban Development Business Headquarters
Seiichi Fukuta	Executive Officer	Executive General Manger of Transportation Infrastructure Business Headquarters	Executive Officer	Executive General Manger of Transportation Infrastructure Business Headquarters
Akinori Kanayama	Executive Officer	Executive General Manger of Hospitality Business Headquarters	Executive Officer	Executive General Manger of Hospitality Business Headquarters
Kyosuke Toda	Executive Officer	Executive General Manager of Finance & Accounting Strategy Headquarters	Executive Officer	Executive General Manager of Finance & Accounting Strategy Headquarters

❷ Policy for determining compensation for Directors and Audit & Supervisory Board Members

1.	Compensation for Directors

The policy for determining compensation for Directors was decided by the Board of Directors on June 29, 2021, after consultation with the Compensation Committee. An outline of the policy is as follows:

(1)	Basic policy

The compensation system for officers aims to further increase awareness about contributing towards increasing medium- to long-term corporate value as well as maximizing shareholder value. It is within the scope determined by resolution of the General Meeting of Shareholders, with details and amounts determined by referring to compensation standards for officers of listed companies and other companies, primarily those with a highly public nature, and trends in employee salaries.

(2)	Details and composition of compensation

The system is comprised of fixed compensation that reflects the roles and responsibilities of Directors; performance-linked compensation calculated from the overall performance evaluation of the departments the respective officers are responsible for; and stock-based compensation to further share value for shareholders and Directors. For Directors who concurrently serve as Executive Officers, the composition ratio is based on when the overall performance evaluation is the median value, with a guideline of “fixed compensation = 17–26%:performance-linked compensation = 64–72%:stock-based compensation = 8–12%,” and varies depending on individual evaluation and stock price. For other Directors, composition and composition ratios are determined based on their job responsibilities, etc.

Fixed compensation is determined by roles and whether the Director has authority to represent the Company.

Performance-linked compensation is paid only to Directors who concurrently serve as Executive Officers. Taking into account the medium-term management plan, etc., it is calculated based on a five-level evaluation arrived at through a comprehensive assessment taking into consideration indicators such as budget achievement rate and execution rate for the respective departments each Director is responsible for.

Stock-based compensation is for Directors concurrently serving as Executive Officers, the Chairman of the Board, advisors to Directors, and investigators to Directors. It utilizes a stock grant trust, issuing and providing Company shares and money based on stock grant points conferred in stages according to position, etc.

　(3) Determining compensation, etc., for each individual

From the perspective of ensuring objectivity and transparency in the decision-making process, the Compensation Committee is entrusted with making decisions in accordance with basic policies regarding overall performance evaluations and compensation for each individual. The Compensation Committee is comprised of Lead Independent Outside Directors Keiichi Konaga and Kunio Shimada, and Chairman of the Board Hirofumi Nomoto. It is chaired by Lead Independent Outside Director Keiichi Konaga. As a general rule, meetings are held every year in June, and if there is a need to change a position or details, meetings will be held as necessary and changes will be decided upon.

For the current fiscal year, the Compensation Committee met three times and deliberated on determining amounts of compensation in accordance with basic policies. The Board of Directors receives a report from the Compensation Committee and determines that the decisions are in line with basic policies.

2.	Compensation for Audit & Supervisory Board Members

Compensation for Audit & Supervisory Board Members is fixed compensation only, and is determined through discussions among the Audit & Supervisory Board Members within the scope determined by resolution of the General Meeting of Shareholders.

❸ Total amount of compensation, etc., for Directors and Audit & Supervisory Board Members

Officer category	Total amount of compensation, etc. (million yen)	Total amount of compensation, etc., by type (million yen)			Number of applicable persons
		Monetary compensation		Stock-based compensation
		Fixed compensation	Performance-linked compensation
Directors (of which, Outside Directors)	358 (42)	166 (42)	149 (－)	42 (－)	15 (6)
Audit & Supervisory Board Members (of which, outside Audit & Supervisory Board Members)	67 (18)	67 (18)	－ (－)	－ (－)	4 (2)

(Note)1.	The above figures include one Director who retired after their term ended at the 152nd Annual General Meeting of Shareholders held on June 29, 2021.

2.	The total amount of monetary compensation for Directors was set as up to 550 million yen annually (of which, up to 45 million yen annually for Outside Directors, excluding salaries for Directors who are concurrently employees) through a resolution passed at the 138th Annual General Meeting of Shareholders held on June 28, 2007. (At the time of resolution, the number of Directors was 18, of which three were Outside Directors)

3.	The total amount of compensation in the form of shares for Directors (excluding Outside Directors) was set as up to 100 million yen annually through a resolution passed at the 148th Annual General Meeting of Shareholders held on June 29, 2017. The total amount of compensation in the form of shares stated above is the amount accounted as expenses in the current fiscal year. (At the time of resolution, the number of Directors was 18, of which four were Outside Directors)

4.	The total amount of monetary compensation for Audit & Supervisory Board Members was set as up to 90 million yen annually through a resolution passed at the 138th Annual General Meeting of Shareholders held on June 28, 2007. (At the time of resolution, the number of Audit & Supervisory Board Members was five)

5.	In addition to the above, there was one outside officer who received compensation from a subsidiary as an officer, and their total compensation was 3 million yen.

6.	In consideration of the impact caused by the spread of COVID-19 on business performance, the Chairman of the Board and Directors concurrently serving as Executive Officers are voluntarily returning 10–30% of their monthly monetary compensation, and full-time Audit & Supervisory Board Members are also voluntarily returning the monetary compensation. The above amounts are the amounts after the voluntary return. Voluntary return ends at the end of March 2022.

❹ Matters concerning outside officers

(1)	Major concurrent positions and their relationship with the Company

Position	Name	Status of concurrent positions	Relationship between the Company and the concerned company
Directors	Hiroshi Shimizu	President, Nippon Life Insurance Company	The Company has transactions with the concerned company, such as insurance contracts, but those are subject to the same conditions as those of general business partners.
Audit & Supervisory Board Members	Kunio Ishihara	Advisor, Tokyo Marine & Nichido Fire Insurance Co., Ltd.	The Company has transactions with the concerned company, such as insurance contracts, but those are subject to the same conditions as those of general business partners.

(Note) There are no special relationships between the Company and other companies where our officers hold concurrent positions apart from the above.

(2)	Main activity status

Position	Name	Attendance at Board of Directors meetings	Attendance at Audit & Supervisory Board meetings	Main activity status
Directors	Keiichi Konaga	13/13	－	Mr. Konaga was expected to provide advice to the Company’s management as appropriate based on his wealth of experience and knowledge in corporate management, legal and risk management, and international business. He has appropriately handled the role of Outside Director of the Company, actively participating in Board of Directors meetings from his unique perspective and supervising and providing advice on the execution of business. He also attends committee meetings as Chairman of the Personnel Committee and Compensation Committee, actively expressing his opinions.
Directors	Reiko Kanise	13/13	－	Ms. Kanise was expected to provide advice to the Company’s management as appropriate based on her wealth of experience and knowledge in life services, corporate management, and international business. She has appropriately handled the role of Outside Director of the Company, actively participating in Board of Directors meetings from her unique perspective and supervising and providing advice on the execution of business. She also attends Personnel Committee meetings, actively expressing her opinions.

Position	Name	Attendance at Board of Directors meetings	Attendance at Audit & Supervisory Board meetings	Main activity status
Directors	Midori Miyazaki	11/13	－	Ms. Miyazaki was expected to provide advice to the Company’s management as appropriate based on her wealth of experience and knowledge in international business and ESG. She has appropriately handled the role of Outside Director of the Company, actively participating in Board of Directors meetings from her unique perspective and supervising and providing advice on the execution of business.
Directors	Kunio Shimada	10/10	－	Mr. Shimada was expected to provide advice to the Company’s management as appropriate based on his wealth of experience and knowledge in legal and risk management and international business. He has appropriately handled the role of Outside Director of the Company, actively participating in Board of Directors meetings from his unique perspective and supervising and providing advice on the execution of business. He also regularly attends Personnel Committee and Compensation Committee meetings, actively expressing his opinions.
Directors	Hiroshi Shimizu	10/10	－	Mr. Shimizu was expected to provide advice to the Company’s management as appropriate based on his wealth of experience and knowledge in corporate management, finance/accounting, and ESG. He has appropriately handled the role of Outside Director of the Company, actively participating in Board of Directors meetings from his unique perspective and supervising and providing advice on the execution of business.
Audit & Supervisory Board Members	Kunio Ishihara	12/13	6/7	Mr. Ishihara was expected to comment on the Company’s management as appropriate based on his wealth of experience and knowledge in corporate management, finance/accounting, legal and risk management, and IT/digital technology. He has appropriately handled the role of Outside Auditor of the Company, actively participating in Board of Director and Audit & Supervisory Board meetings from his unique perspective.
Audit & Supervisory Board Members	Shigeo Tsuyuki	13/13	7/7	Mr. Tsuyuki was expected to comment on the Company’s management as appropriate based on his wealth of experience and knowledge in corporate management, finance/accounting, legal and risk management, and international business. He has appropriately handled the role of Outside Auditor of the Company, actively participating in Board of Director and Audit & Supervisory Board meetings from his unique perspective.

❺ Summary of Liability Limitation Agreement

In accordance with Article 427, Paragraph 1 of the Companies Act, the Company has entered into agreements with each of its Outside Directors, Director Kiyoshi Kanazashi, each of its Outside Audits and Audit & Supervisory Board Member Mr. Takehiko Shimamoto, to limit their liability under Article 423, Paragraph1 of the Companies Act to the minimum amount stipulated in Article 425, Paragraph 1 of the Companies Act if they are in good faith and without gross negligence in performing their duties.

❻ Overview of contents of liability insurance contracts for officers, etc.

(1)	Scope of insured individuals

All directors, auditors, executive officers, and department heads of the Company and Tokyu Railways Co., Ltd., as stipulated in Article 430-3, Paragraph 1 of the Companies Act

(2)	Overview of content of insurance contract

Compensation for damages suffered by the insured due to claims for damages arising from the insured’s actions (including omission of action) as an officer of the Company in (1). However, measures have been taken to ensure that the appropriate execution of duties by officers, etc., is not compromised by setting a deductible and by excluding damages caused by criminal acts, intentional violations of the law, etc. All insurance premiums are borne by the Company and Tokyu Railways Co., Ltd..

３. Status of accounting auditor

In accordance with laws and regulations and Article 15 of the Articles of Incorporation, information available on the Company’s website(https://www.tokyu.co.jp/).

４. System to ensure the properness of business activities and the status of operation of such systems

In accordance with laws and regulations and Article 15 of the Articles of Incorporation, information available on the Company’s website(https://www.tokyu.co.jp/).

５. Basic policy related to the control of stock company

In accordance with laws and regulations and Article 15 of the Articles of Incorporation, information available on the Company’s website(https://www.tokyu.co.jp/).

Consolidated Balance Sheet	(As of March 31, 2022)	(Million yen)
Items	Amounts
Assets
Current Assets	353,019
Cash and Deposits	52,275
Trade Notes and Accounts Receivable	146,286
Contract Assets	7,316
Merchandise and Finished Goods	10,548
Land and Buildings for Sale in Lots	77,352
Work in Process	3,223
Raw Materials and Supplies	8,580
Others	48,825
Allowance for Doubtful Accounts	△1,388
Fixed Assets	2,126,163
Tangible Fixed Assets	1,787,563
Buildings and Structures	830,275
Machinery, Equipment and Vehicles	82,300
Land	700,592
Construction in Progress	150,684
Others	23,711
Intangible Fixed Assets	35,617
Investments and Other Assets	302,982
Investment Securities	204,855
Net Defined Benefit Asset	9,327
Deferred Tax Assets	22,538
Others	66,561
Allowance for Doubtful Accounts	△300
Total Assets	2,479,182
Items	Amounts
Liabilities
Current Liabilities	668,321
Trade Notes and Accounts Payable	88,029
Short-term Debt	384,876
Current Portion of Corporate Bonds	10,000
Income Taxes Payable	13,497
Contract liability	39,401
Provision for Bonuses	10,875
Advances Received	18,979
Others	102,662
Fixed Liabilities	1,050,388
Corporate Bonds	300,000
Long-term Debt	500,880
Deferred Tax Liabilities	14,734
Deferred Tax Liabilities Pertaining to Revaluation	4,881
Allowance for Loss on Collection of Gift Certificates	1,865
Net Defined Benefit Liability	43,122
Long-term Guarantee Deposited	134,918
Others	49,986
Reserves under Special Laws	7,530
Special Reserve for Expansion of Railway Transport Capacity	7,530
Total Liabilities	1,726,240
Net Assets
Shareholders’ Equity	670,278
Capital Stock	121,724
Capital Surplus	133,683
Retained Earnings	454,484
Treasury Stock	△39,614
Accumulated Other Comprehensive Income	32,689
Valuation Difference on Available-for-sale Securities	16,762
Deferred Gains or Losses on Hedges	89
Revaluation Reserve for Land	5,229
Foreign Currency Translation Adjustment	7,017
Remeasurements of Defined Benefit Plans	3,589
Non-controlling Interests	49,974
Total Net Assets	752,942
Total Liabilities and Net Assets	2,479,182

Consolidated Income Statement	(From April 1, 2021 to March 31, 2022)	(Million yen)
Items	Amounts
Operating Revenue		879,112
Operating Expenses
Operating Expenses and Cost of Sales of Transportation	639,344
Selling, General and Administrative Expenses	208,223	847,568
Operating Profit		31,544
Non-operating Revenue
Interest and Dividend Income	1,261
Share of Profit of Entities Accounted for Using Equity Method	5,091
Employment adjustment subsidies	3,265
Other Non-operating Revenue	7,674	17,294
Non-operating Expenses
Interest Expenses	8,361
Other Non-operating Expenses	5,478	13,840
Recurring Profit		34,998
Extraordinary Gains
Gain on sale of property, plant and equipment and intangible assets	14,473
Proceeds from Contribution for Construction	1,374
Reversal of Special Reserve for Expansion of Railway Transport Capacity	2,510
Gain on sale of air rights	2,800
Other Extraordinary Gains	2,331	23,489
Extraordinary Losses
Tax Purpose Reduction Entry Of Contribution For Construction	1,193
Loss on disposal of property, plant and equipment and intangible assets	2,268
Impairment Losses	25,129
Other Extraordinary Losses	2,864	31,455
Income Before Income Taxes		27,032
Income Taxes - Current		16,600
Income Taxes - Deferred		228
Net Income		10,203
Profit attributable to non-controlling interests		1,420
Profit attributable to owners of parent		8,782
In accordance with laws and regulations and Article 15 of the Articles of Incorporation, “Consolidated statement of shareholders’ equity” and “Tables of explanatory notes on consolidated financial statements” are available on the Company’s website. Our website: http://www.tokyu.co.jp/